Exhibit 2.1
AGREEMENT AND PLAN OF MERGER
dated as of
May 11, 2009
among
IXIA,
JOSIE ACQUISITION COMPANY
and
CATAPULT COMMUNICATIONS CORPORATION

i

ii

iii

AGREEMENT AND PLAN OF MERGER
     AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of May 11, 2009, among Catapult Communications Corporation, a Nevada corporation (the “Company”), Ixia, a California corporation (“Parent”), and Josie Acquisition Company, a Nevada corporation and a direct and wholly-owned subsidiary of Parent (“Merger Subsidiary”).
     WHEREAS, the respective boards of directors of Parent and Merger Subsidiary have determined that it is in the best interests of their respective shareholders, and the board of directors of the Company (the “Board of Directors”) has determined that it is advisable, for Parent to acquire the Company on the terms and conditions set forth herein;
     WHEREAS, on the terms and conditions set forth herein, Merger Subsidiary has agreed to commence a tender offer (as it may be amended from time to time as permitted by this Agreement, the “Offer”) to purchase all outstanding shares of common stock, par value $0.001 per share, of the Company (“Shares”) at a price of $9.25 per Share, net to the holder thereof in cash without interest (such price, or any higher price as may be paid in the Offer in accordance with this Agreement, the “Offer Price”);
     WHEREAS, following consummation of the Offer, Merger Subsidiary will be merged with and into the Company (the “Merger”), with the Company surviving the Merger as a direct or indirect wholly owned subsidiary of Parent in accordance with the Nevada Revised Statutes (“Nevada Law”), and each Share that is not tendered and accepted pursuant to the Offer (other than Shares owned by Parent or any direct or indirect wholly owned subsidiary of Parent or the Company) will thereupon be canceled and converted into the right to receive cash in an amount equal to the Offer Price, in each case, on the terms and conditions set forth herein;
     WHEREAS, the Board of Directors (A) has, by unanimous vote, (i) determined that this Agreement and the transactions contemplated hereby, including the Offer and the Merger, are advisable and in the best interests of the Company and its stockholders on the terms and conditions set forth herein and (ii) adopted this Agreement and approved the transactions contemplated hereby, including the Offer and the Merger, on the terms and conditions substantially as set forth herein, and (B) has unanimously resolved to recommend that the Company’s stockholders accept the Offer, tender their Shares into the Offer and, if required by Applicable Law, approve this Agreement and the Merger;
     WHEREAS, simultaneously with the execution of this Agreement and in furtherance of the transactions contemplated hereby, certain stockholders of the Company are entering into support agreements (the “Support Agreements”) with Parent and Merger Subsidiary providing that such stockholders shall, among other things, tender their Shares in the Offer and otherwise support the Offer, the Merger and the other transactions contemplated hereby, on the terms and subject to the conditions set forth in the Support Agreements; and
     WHEREAS, the respective boards of directors of Parent and Merger Subsidiary have adopted, approved and declared advisable, and Parent has caused the sole stockholder of Merger Subsidiary to approve, this Agreement providing for the Offer and the Merger in accordance with Nevada Law upon the terms and conditions set forth herein.

     NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
ARTICLE 1
DEFINITIONS
     Section 1.1 Definitions. As used herein, the following terms have the following meanings:
     “1933 Act” means the Securities Act of 1933, as amended.
     “1934 Act” means the Securities Exchange Act of 1934, as amended.
     “Acquisition Proposal” means, other than the transactions contemplated by this Agreement, any offer or proposal (other than an offer or proposal by Parent or Merger Subsidiary) relating to (i) any acquisition or purchase, direct or indirect, of 15% or more of any class of equity or voting securities of the Company or 15% or more of the consolidated assets of the Company, (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such Third Party beneficially owning 15% or more of any class of equity or voting securities of the Company, or (iii) a merger, consolidation, share exchange, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 15% or more of the consolidated assets of the Company.
     “Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person.
     “Applicable Law” means, with respect to any Person, any foreign, federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person, as the same may be amended from time to time unless expressly specified otherwise herein.
     “Business Day” means a day other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Applicable Law to close.
     “Code” means the Internal Revenue Code of 1986, as amended.
     “Company Balance Sheet” means the consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2008 and the footnotes thereto set forth in the Company First Quarter 10-Q.
     “Company Balance Sheet Date” means December 31, 2008.

     “Company Common Stock” means the common stock, $0.001 par value, of the Company.
     “Company Disclosure Letter” means the disclosure letter dated the date hereof regarding this Agreement that has been provided by the Company to Parent and Merger Subsidiary.
     “Company First Quarter 10-Q” means the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 2008.
     “Company Intellectual Property” means all Intellectual Property that is used by the Company or any of its Subsidiaries in the conduct of their respective businesses as currently conducted or as contemplated to be conducted (as evidenced by a written business plan, written development plan, product roadmap or computer software code) by the Company or any of its Subsidiaries as of the Closing.
     “Company Owned Intellectual Property” means all Intellectual Property owned or claimed to be owned by the Company or any of its Subsidiaries.
     “Contract” means any legally binding contract, agreement, obligation, commitment, arrangement, understanding, instrument, permit, lease or license.
     “Environmental Laws” means any Applicable Laws relating to (i) the control of any potential Hazardous Substance or protection of the air, water or land, (ii) solid, gaseous or liquid waste generation, handling, treatment, storage, disposal or transportation of a Hazardous Substance, (iii) human health and safety with respect to exposures to Hazardous Substances, and (iv) the environment.
     “Environmental Permits” means all permits, licenses, franchises, certificates, approvals and other similar authorizations of Governmental Authorities required by Environmental Laws and affecting, or relating to, the business of the Company or any of its Subsidiaries as currently conducted.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
     “ERISA Affiliate” of any entity means any other entity that, together with such entity, would be treated as a single employer under Section 414 of the Code.
     “GAAP” means United States generally accepted accounting principles consistently applied.
     “Governmental Authority” means any transnational, domestic or foreign federal, state or local governmental, quasi-governmental, regulatory or administrative authority, department, court, agency, commission or official, including any political subdivision thereof, or any non-governmental self-regulatory agency, commission or authority.
     “Hazardous Substance” means any chemical, substance, waste or material listed or defined as a “pollutant”, “contaminant”, “toxic”, “radioactive”, “ignitable”, “corrosive”,

“reactive”, or “hazardous” and regulated by a Governmental Authority under any Environmental Law.
     “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
     “Indebtedness” means the Company and its Subsidiaries’ liabilities for borrowed money, obligations under promissory notes, bonds, loan or credit agreements, indentures, or other evidence of indebtedness or other instruments providing for or relating to the lending of money, or under contracts relating to any interest rate, currency or commodity hedging, swaps, caps, floors, option agreements or derivative arrangements, capital lease obligations, any other liabilities accounted for as indebtedness under GAAP, and any commitments or contingent obligations of the Company and its Subsidiaries guaranteeing any indebtedness or other obligation of any Third Party.
     “Intellectual Property” means (i) trademarks, service marks, brand names, certification marks, trade dress, domain names and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application, (ii) inventions and discoveries, including know-how, whether patentable or not, in any jurisdiction, patents, applications for patents (including, without limitation, divisions, continuations, continuations-in-part and renewal applications), and any renewals, reexaminations, extensions or reissues thereof, in any jurisdiction, (iii) trade secrets and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any person (the “Trade Secrets”), (iv) computer software and code, including assemblers, applets, compilers, source code, object code, data (including image and sound data), design tools and user interfaces, in any form or format, however fixed, including source code listings and documentation (collectively, “Software”) and other works of authorship, whether copyrightable or not, in any jurisdiction, and any and all copyright rights, whether registered or not, and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof, (v) moral rights, databases and data collections (including knowledge databases, customer lists and customer databases), database rights, shop rights, design rights, industrial property rights, publicity rights and privacy rights, and (vi) any similar intellectual property or proprietary rights.
     “IT Assets” means computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines, and all other information technology equipment, and all associated documentation owned by the Company or its Subsidiaries or licensed or leased by the Company or its Subsidiaries pursuant to written agreement (excluding any public networks).
     “knowledge of the Company” or “to the Company’s knowledge” means the knowledge of David Denton, Rockee Tanimoto and the Company’s officers.
     “knowledge of Parent” or “to Parent’s knowledge” means the knowledge of Parent’s executive officers.

     “Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of such property or asset. For purposes of this Agreement, a Person shall be deemed to own subject to a Lien, any property or asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.
     “Material Adverse Effect” means, with respect to any Person, any change, effect, development or event that is or would reasonably be expected to have (i) a material adverse effect on the condition (financial or otherwise), business, assets, operations or results of operations of such Person and its Subsidiaries, taken as a whole; provided, however, that no change, effect, development or event resulting from, arising out of, or attributable to any of the following shall be deemed to be or constitute a “Material Adverse Effect” or be taken into account in determining whether a “Material Adverse Effect” has occurred: (A) any changes, effects, developments or events in the economy or the financial, credit or securities markets in general, (B) any changes, effects, developments or events in the industries in which such Person and its Subsidiaries operate, (C) any changes, effects, developments or events resulting from the announcement or pendency of the transactions contemplated by this Agreement, the identity of Parent or the performance or compliance with the terms of this Agreement, (D) any changes, effects, developments or events resulting from the failure of such Person to meet internal sales forecasts, sales targets or financial projections or fluctuations in the trading price or volume of such Person’s common stock (it being understood and agreed that the underlying change, effect, development or event giving rise to or causing such failure or fluctuations may constitute or contribute to a Material Adverse Effect and may be taken into account in making a determination as to whether there has been a Material Adverse Effect), or (E) any changes in Applicable Law or GAAP (or any interpretation thereof), unless and to the extent with respect to clauses (A), (B) or (E), such changes, effects, developments or events (x) specifically affect or relate to (or have the effect of specifically affecting or relating to) such Person and its Subsidiaries, and (y) are materially and disproportionately adverse to such Person and its Subsidiaries than to other companies operating in the industries in which such Person and its Subsidiaries operate, or (ii) a material impairment in the ability of such Person to consummate the transactions contemplated by this Agreement.
     “NASDAQ” means The NASDAQ Stock Market, LLC.
     “Nevada Law” means the Nevada Revised Statutes.
     “Permitted Liens” means any of the following: (i) Liens for Taxes either not yet due and payable or which are being contested in good faith by appropriate proceedings and, in either case, for which adequate reserves have been established in accordance with GAAP; (ii) mechanics’, carriers’, workmen’s, warehouseman’s, repairmen’s, materialmen’s or other Liens affecting any Leased Real Property for any construction, renovation or other work to any Leased Real Property and which are not the result of any repairs or alterations thereto by the tenant under the applicable Real Property Lease; (iii) Liens to secure obligations to landlords, lessors or renters as disclosed in any Real Property Lease; (iv) Liens imposed by Applicable Law; (v) pledges or deposits to secure obligations under workers’ compensation laws or similar legislation or to secure public or statutory obligations; and (vi) Liens that do not materially detract from the value or materially interfere with the present use of the property or asset subject thereto or affected thereby.
     “Person” means an individual, corporation, partnership, limited liability company, association, trust or other legal entity, including any Governmental Authority.
     “Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.
     “SEC” means the Securities and Exchange Commission.
     “Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at any time directly or indirectly owned by such Person.
     “Third Party” means any Person, including as defined in Section 13(d) of the 1934 Act, other than Parent or any of its Affiliates.
     “WARN Act” means the U.S. Worker Adjustment and Retraining Notification Act and any state or local equivalent.
     Section 1.2 Other Defined Terms. Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Acceptance Time	2.1(a)
Action	5.12
Adverse Recommendation Change	7.3(a)
Affected Employee	8.4(a)
Agreement	Preamble
Annual Amount	8.3(b)
Antitrust Filings	9.1(b)
Board of Directors	Preamble
Certificate	3.2(a)
Closing	3.1(b)
Company	Preamble
Company Board Recommendation	5.2(b)
Company Capital Stock	5.5(a)
Company Disclosure Documents	5.9(a)
Company Material Contract	5.14(a)
Company Permits	5.13
Company Preferred Stock	5.5(a)
Company Proxy Statement	5.9(a)
Company SEC Documents	5.7(a)
Company Securities	5.5(b)
Company Software	5.17(b)(ix)
Company Stockholder Approval	5.2(a)

Term	Section
Company Stockholders Meeting	7.2
Company Stock Option	3.4
Company Subsidiary Securities	5.6(b)
Company Tax Favored Savings Plan	7.6
Confidentiality Agreement	7.4
Continuing Directors	2.3(c)
D&O Insurance	8.3(b)
Effective Time	3.1(c)
Employee Plans	5.16(a)
End Date	11.1(b)(i)
Exchange Agent	3.3(a)
Exchange Fund	3.3(a)
Expiration Date	2.1(a)
HSR Filings	9.1(b)
Improvements	5.19
Indemnified Person	8.3(a)
internal controls	5.7(g)
Leased Real Property	5.19
Material Real Property Lease	5.14(x)
Merger	Preamble
Merger Consideration	3.2(a)
Merger Subsidiary	Preamble
Minimum Condition	2.1(a)
Nevada Law	Preamble
New Company Plans	8.4(b)
Offer	Preamble
Offer Documents	2.1(b)
Offer Price	Preamble
Order	5.12
Parent	Preamble
Payment Event	12.4(b)
Real Property Lease	5.19
Registered Intellectual Property	5.17(a)
Representatives	7.3(a)
Required Governmental Authorizations	5.3
Requisite Short-Form Merger Shares	2.4(a)
Schedule 14D-9	2.2(b)
Schedule TO	2.1(b)
Shares	Preamble
Subsequent Offering Period	2.1(a)
Superior Proposal	7.3(d)
Support Agreements	Preamble
Surviving Corporation	3.1(a)
Takeover Statute	2.2(a)
Tax	5.15(p)

Term	Section
Tax Return	5.15(p)
Taxing Authority	5.15(p)
Termination Fee	12.4(b)
Top-Up Notice	2.4(c)
Top-Up Option	2.4(a)
Top-Up Shares	2.4(a)
Uncertificated Share	3.2(a)
     Section 1.3 Other Definitional and Interpretative Provisions. The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. Except as the context may otherwise require, references to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof, provided that with respect to any agreement or contract listed on any schedules hereto, all such amendments, modifications or supplements must also be listed in the appropriate schedule. References to any Person include the successors and permitted assigns of that Person. Any dollar thresholds set forth herein may be a factor, but shall not be determinative as to what is “material” or a “Material Adverse Effect” or any phrase of similar import under this Agreement. References from or through any date mean, unless otherwise specified, from and including or through and including such date, respectively. References to “law,” “laws” or to a particular statute or law shall be deemed also to include any Applicable Law. The parties agree that the terms and language of this Agreement were the result of negotiations between the parties and their respective advisors and, as a result, there shall be no presumption that any ambiguities in this Agreement shall be resolved against any party. Any controversy over construction of this Agreement shall be decided without regard to events of authorship or negotiation.
ARTICLE 2
THE OFFER
     Section 2.1 The Offer.
          (a) Provided that nothing shall have occurred and be continuing that, had the Offer been commenced, would give rise to a right to terminate the Offer pursuant to any of the conditions set forth in Annex I, as promptly as practicable after the date hereof and in any event within ten (10) Business Days after the date hereof, Merger Subsidiary shall (and Parent shall cause Merger Subsidiary to) commence (within the meaning of Rule 14d-2 under the 1934 Act)

the Offer to purchase any and all of the outstanding Shares at the Offer Price. The Offer shall be subject only (1) to the condition that there shall be validly tendered and not withdrawn in accordance with the terms of the Offer, prior to the Expiration Date (as defined below), a number of Shares that, together with the Shares then owned by Parent and/or Merger Subsidiary, represents at least a majority of the total number of Shares outstanding on a fully diluted basis, calculated in accordance with Section 3.5(b) (the “Minimum Condition”), and (2) to the other conditions set forth in Annex I. Merger Subsidiary expressly reserves the right to waive any of the conditions to the Offer and to make any change in the terms of or conditions to the Offer; provided, that without the prior written consent of the Company, (i) the Minimum Condition may not be waived and (ii) no change may be made that changes the form of consideration to be paid, decreases the Offer Price or the number of Shares sought in the Offer, imposes conditions to the Offer in addition to those set forth in Annex I or modifies the conditions set forth in Annex I, or amends any other term of the Offer in any manner adverse to the holders of Shares in the reasonable judgment of the Company. The initial expiration date of the Offer shall be the twentieth (20th) business day after commencement of the Offer (determined in accordance with Rule 14d-1(g)(3) under the Exchange Act) (such date, or such subsequent date to which the expiration of the Offer is extended pursuant to and in accordance with the terms of this Agreement, the “Expiration Date”). Notwithstanding the foregoing, (x) Merger Subsidiary shall extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or the staff thereof applicable to the Offer or any period required by Applicable Law and (y) if any condition to the Offer is not satisfied or waived on any scheduled Expiration Date, Merger Subsidiary shall, subject to the rights of the parties in Article 11, extend the Offer for one or more periods (each in the reasonable judgment of Merger Subsidiary for the minimum period of time reasonably expected by Merger Subsidiary to be required to satisfy such conditions but in any event not in excess of twenty (20) business days each) until such conditions are satisfied or waived; provided, in each case, that Merger Subsidiary shall not be required to extend the Offer beyond the termination of this Agreement. If upon the acceptance for payment of, and payment for, all Shares validly tendered and not withdrawn pursuant to the Offer, Merger Subsidiary has not acquired the Requisite Short Form Merger Shares, Merger Subsidiary may, in its sole discretion, provide a subsequent offering period (“Subsequent Offering Period”) in accordance with Rule 14d-11 of the 1934 Act of not less than three (3) nor more than ten (10) business days immediately following the Expiration Date. Merger Subsidiary shall not terminate or withdraw the Offer prior to its Expiration Date, unless this Agreement is terminated in accordance with Article 11 hereof. Subject to the foregoing, including the requirements of Rule 14d-11, and upon the terms and subject to the conditions of the Offer, Merger Subsidiary shall, and Parent shall cause it to (including by providing or causing to be provided to Merger Subsidiary on a timely basis the necessary funds), accept for payment and pay for, as promptly as practicable after the expiration of the Offer, all Shares (i) validly tendered and not withdrawn pursuant to the Offer (the time at which Shares are first accepted for payment under the Offer, the “Acceptance Time”) and (ii) validly tendered in the Subsequent Offering Period.
          (b) On the date of commencement of the Offer, Parent and Merger Subsidiary shall file with the SEC a Tender Offer Statement on Schedule TO with respect to the Offer (together with all amendments and supplements thereto and including exhibits thereto, the “Schedule TO”) that shall include the summary term sheet required thereby and, as exhibits, the Offer to Purchase and a form of letter of transmittal and summary advertisement and other appropriate ancillary Offer documents (collectively, together with any amendments or supplements thereto, the “Offer Documents”), and shall cause the Offer Documents to be disseminated to all holders of Shares. The Company shall promptly upon request of Parent and Merger Subsidiary provide Parent in writing with all information concerning the Company that is required to be included in the Schedule TO or the Offer Documents. Each of Parent, Merger Subsidiary and the Company agrees promptly to correct any information provided by it for use in the Schedule TO or the Offer Documents if and to the extent that such information shall have become (or shall become known to be) false or misleading in any material respect. Parent and Merger Subsidiary shall cause the Schedule TO as so corrected to be filed with the SEC and the Offer Documents as so corrected to be disseminated to holders of Shares, in each case, as and to the extent required by applicable U.S. federal securities laws. The Company and its counsel shall be given a reasonable opportunity to review and comment on the Schedule TO and the Offer Documents each time before any such document is filed with the SEC, and Parent and Merger Subsidiary shall give reasonable and good faith consideration to any comments made by the Company and its counsel (it being understood that the Company and its counsel shall provide any comments thereon as soon as reasonably practicable). Parent and Merger Subsidiary shall provide the Company and its counsel with (i) any comments or other communications, whether written or oral, that Parent, Merger Subsidiary or their counsel may receive from time to time from the SEC or its staff with respect to the Schedule TO or Offer Documents promptly after receipt of those comments or other communications and (ii) a reasonable opportunity to participate in the response of Parent and Merger Subsidiary to those comments and to provide comments on that response (to which reasonable and good faith consideration shall be given, it being understood that the Company and its counsel shall provide any comments thereon as soon as reasonably practicable).
     Section 2.2 Company Action.
          (a) The Company hereby consents to the Offer and represents that the Board of Directors, at a meeting duly called and held, has unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Offer and the Merger, are fair and in the best interests of the Company and its stockholders, (ii) adopted this Agreement and approved the transactions contemplated hereby, including the Offer and the Merger, in accordance with the requirements of Nevada Law, (iii) resolved, subject to Section 7.3(a), to recommend acceptance of the Offer and, if required by Applicable Law, approval of this Agreement and the Merger by its stockholders and (iv) taken all other actions necessary to exempt the Offer, the Merger, this Agreement and the transactions contemplated hereby from any “fair price,” “moratorium,” “control share acquisition,” “interested stockholder,” “business combination” or other similar statute or regulation promulgated by a Governmental Authority (“Takeover Statute”). Subject to Section 7.3(a), the Company hereby consents to the inclusion in the Schedule TO and Offer Documents of the recommendations of the Board of Directors as described in this Section 2.2(a). The Company shall as soon as practicable after the date of this Agreement furnish Parent with a list of its stockholders, mailing labels and any available listing or computer file containing the names and addresses of all record holders of Shares and lists of securities positions of Shares held in stock depositories, in each case true and correct to the knowledge of the Company as of the most recent practicable date, and shall provide to Parent such additional information (including updated lists of stockholders, mailing labels and lists of securities positions) and such other assistance as Parent may reasonably request in order to disseminate the Offer Documents or otherwise communicate the Offer to the stockholders of the Company.
          (b) On the day that the Offer is commenced and concurrently with the filing by Parent and Merger Subsidiary of the Schedule TO, the Company shall file with the SEC and disseminate to holders of Shares, in each case, as and to the extent required by applicable U.S. federal securities laws, a Solicitation/Recommendation Statement on Schedule 14D-9 (together with any amendments or supplements thereto, the “Schedule 14D-9”) that, subject to Section 7.3(a), shall reflect the recommendations of the Board of Directors referred to in Section 2.2(a). Each of Parent and Merger Subsidiary shall promptly upon request of the Company provide the Company in writing with all information concerning Parent and/or Merger Subsidiary that is required to be included in the Schedule 14D-9. Each of the Company, Parent and Merger Subsidiary agrees promptly to correct any information provided by it for use in the Schedule 14D-9 if and to the extent that it shall have become (or shall become known to be) false or misleading in any material respect. The Company shall cause the Schedule 14D-9 as so corrected to be filed with the SEC and to be disseminated to holders of Shares, in each case, as and to the extent required by applicable U.S. federal securities laws. Parent and its counsel shall be given a reasonable opportunity to review and comment on the Schedule 14D-9 each time before it is filed with the SEC, and the Company shall give reasonable and good faith consideration to any comments made by Parent, Merger Subsidiary and their counsel (it being understood that Parent, Merger Subsidiary and their counsel shall provide any comments thereon as soon as reasonably practicable). The Company shall provide Parent, Merger Subsidiary and their counsel with (i) any comments or other communications, whether written or oral, that the Company or its counsel may receive from time to time from the SEC or its staff with respect to the Schedule 14D-9 promptly after receipt of those comments or other communications and (ii) a reasonable opportunity to participate in the Company’s response to those comments and to provide comments on that response (to which reasonable and good faith consideration shall be given, it being understood that Parent, Merger Subsidiary and their counsel shall provide any comments thereon as soon as reasonably practicable).
     Section 2.3 Directors.
          (a) Effective upon the Acceptance Time, Parent shall be entitled to designate the number of directors, rounded up to the next whole number, on the Board of Directors that equals the product of (i) the total number of directors on the Board of Directors (giving effect to the election of any additional directors pursuant to this Section) and (ii) the percentage that the number of Shares beneficially owned by Parent and/or Merger Subsidiary (including Shares accepted for payment) bears to the total number of Shares then outstanding, and the Company shall, subject to Applicable Laws and the articles of incorporation and bylaws of the Company, cause Parent’s designees to be elected or appointed to the Board of Directors, including by increasing the number of directors and seeking and accepting resignations of incumbent directors. At such time, the Company shall also cause individuals designated by Parent to constitute the number of members, rounded up to the next whole number, on (A) each committee of the Board of Directors and (B) as requested by Parent, each board of directors of each Subsidiary of the Company (and each committee thereof) that represents the same percentage as such individuals represent on the Board of Directors, in each case, subject to Applicable Laws and the articles of incorporation and bylaws, or comparable organizational instruments, of the Company and such Subsidiaries.
          (b) The Company’s obligations to appoint Parent’s designees to the Board of Directors shall be subject to Section 14(f) of the 1934 Act and Rule 14f-1 promulgated thereunder. The Company shall promptly take all actions, and shall include in the Schedule 14D-9 such information with respect to the Company and its officers and directors, as Section 14(f) and Rule 14f-1 require in order to fulfill its obligations under this Section. Parent shall supply to the Company in writing and be solely responsible for any information with respect to itself and its nominees, officers, directors and affiliates required by Section 14(f) and Rule 14f-1, and the Company’s obligations under Section 2.3(b) shall be subject to the receipt of such information.
          (c) Notwithstanding the foregoing, from the Acceptance Time until the Effective Time, the Company shall use its commercially reasonable efforts to cause its Board of Directors to always have at least two (2) directors who are directors on the date hereof, who are not employed by the Company and who are not Affiliates or employees of Parent or any of its Subsidiaries, and who are independent directors for purposes of the continued listing requirements of the NASDAQ (the “Continuing Directors”); provided, that if the number of Continuing Directors shall be reduced below two (2) for any reason whatsoever, the remaining Continuing Director shall be entitled to designate any other Person(s) who shall not be an Affiliate or employee of Parent or any of its Subsidiaries to fill such vacancies and such Person(s) shall be deemed to be a Continuing Director(s) for purposes of this Agreement; provided further, that the remaining Continuing Directors shall fill such vacancies as soon as practicable, but in any event within ten (10) Business Days, and further provided that if no such Continuing Director is appointed in such time period, Parent shall designate such Continuing Director(s); provided further, that if no Continuing Director then remains, the other directors shall designate two (2) Persons who shall not be Affiliates, consultants, representatives or employees of Parent or any of its Subsidiaries to fill such vacancies and such Persons shall be deemed to be Continuing Directors for purposes of this Agreement.
          (d) Notwithstanding anything in this Agreement to the contrary, following the election or appointment of Parent’s designees pursuant to Section 2.3(a) and until the Effective Time, the approval of a majority of the Continuing Directors shall be required to authorize (and such authorization shall constitute the authorization of the Board of Directors and no other action on the part of the Company, including any action by any other director of the Company, shall be required to authorize) any amendment or termination of this Agreement on behalf of the Company, any amendment of this Agreement requiring action by the Board of Directors, any extension of time for performance of any obligation or action hereunder by Parent or Merger Subsidiary, any exercise, enforcement or waiver of compliance with any of the agreements or conditions contained herein for the benefit of the Company, and any amendment of the articles of incorporation or bylaws of the Company that would adversely affect the holders of Shares; provided, however that following the Acceptance Time, Parent may cause its designees elected or appointed pursuant to Section 2.3(a) to withdraw or modify any Adverse Recommendation Change that may have been made prior to such time without the approval of the majority of the Continuing Directors. The Continuing Directors shall have the authority to retain counsel (which may include current counsel to the Company) at the expense of the Company for the purpose of fulfilling their obligations hereunder, and shall have the authority, after the Acceptance Date, to institute any action on behalf of the Company to enforce the performance of this Agreement in accordance with its terms.
     Section 2.4 Top-Up Option.
          (a) Subject to Section 2.4(b), Section 2.4(c) and Section 2.4(d) and the satisfaction of the condition that Parent and Merger Subsidiary collectively own at least 70% of the Shares outstanding on a fully diluted basis, calculated in accordance with Section 3.5(b), the Company grants to Merger Subsidiary an irrevocable option, for so long as this Agreement has not been terminated pursuant to the provisions hereof (the “Top-Up Option”), to purchase from the Company up to the number of authorized and unissued Shares equal to the number of Shares that, when added to the number of Shares beneficially owned by Parent and/or Merger Subsidiary at the time of exercise of the Top-Up Option, constitutes one Share more than the number of Shares (the “Requisite Short-Form Merger Shares”) entitled to cast 90% of all the votes entitled to be cast by each group or class of shares entitled to vote as a group or class on this Agreement after the issuance of all Shares to be issued upon exercise of the Top-Up Option, calculated on a fully-diluted basis in accordance with Section 3.5(b) or, as may be elected by Parent, on a primary basis at the Effective Time (such Shares to be issued upon exercise of the Top-Up Option, the “Top-Up Shares”).
          (b) The Top-Up Option may be exercised by Merger Subsidiary, in whole but not in part, only once, at any time following the Acceptance Time, or if any Subsequent Offering Period is provided, following the Expiration Date of the Subsequent Offering Period, and only if Merger Subsidiary shall own as of such time less than the Requisite Short-Form Merger Shares; provided, that notwithstanding anything in this Agreement to the contrary, the Top-Up Option shall not be exercisable to the extent (A) the number of Shares issuable upon exercise of the Top-Up Option would exceed the number of authorized but unissued Shares or (B) any provision of Applicable Law or judgment, injunction, order or decree shall prohibit the exercise of the Top-Up Option or the delivery of the Top-Up Shares. The aggregate purchase price payable for the Top-Up Shares being purchased by Merger Subsidiary pursuant to the Top-Up Option shall be determined by multiplying the number of such Shares by the Offer Price, without interest. Such purchase price may be paid by Merger Subsidiary, at its election, either (A) entirely in cash or (B) in cash in an amount equal to the aggregate par value of the purchased Top-Up Shares and by executing and delivering to the Company a full recourse promissory note having a principal amount equal to the remainder of such purchase price. Any such promissory note shall bear interest at a rate per annum equal to the prime rate (as published in The Wall Street Journal) and may be prepaid without premium or penalty.
          (c) In the event Merger Subsidiary wishes to exercise the Top-Up Option, Merger Subsidiary shall deliver to the Company a notice (the “Top-Up Notice”) setting forth (i) the number of Top-Up Shares that Merger Subsidiary intends to purchase pursuant to the Top-Up Option, (ii) the manner in which Merger Subsidiary intends to pay the applicable purchase price and (iii) the place and time at which the closing of the purchase of such Top-Up Shares by Merger Subsidiary is to take place. At the closing of the purchase of the Top-Up Shares, Parent and Merger Subsidiary shall cause to be delivered to the Company the consideration required to be delivered in exchange for the Top-Up Shares, and the Company shall cause to be issued to Merger Subsidiary a certificate representing the Top-Up Shares. The parties hereto agree to use their reasonable best efforts to cause the closing of the purchase of the Top-Up Shares to occur on the same day that the Top-Up Notice is deemed received by the Company pursuant to Section 12.1, and if not so consummated on such day, as promptly thereafter as possible. The parties further agree to use their reasonable best efforts to cause the Merger to be consummated in accordance with Section 92A-180 of Nevada Law and as contemplated by Section 9.6 as close in time as possible to (including, to the extent possible, on the same day as) the issuance of the Top-Up Shares.
          (d) Parent and Merger Subsidiary understand that the Top-Up Shares will not be registered under the 1933 Act and will be issued in reliance upon an exemption thereunder for transactions not involving a public offering. Each of Parent and Merger Subsidiary represents and warrants that Merger Subsidiary is, and will be upon the purchase of such Top-Up Shares, an “accredited investor,” as defined in Rule 501 of Regulation D under the 1933 Act, and represents, warrants and agrees that the Top-Up Option is being, and the Top-Up Shares will be, acquired by Merger Subsidiary for the purpose of investment and not with a view to or for resale in connection with any distribution thereof within the meaning of the 1933 Act. Any certificates evidencing Top-Up Shares shall include any legends required by applicable securities laws.
          (e) After the Acceptance Time, Parent and the Company shall use their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and assist and cooperate with each other in doing, all things necessary or desirable to procure from NASDAQ or any other Governmental Authority any necessary waiver or other exemption from the requirements of the Rule 5000 Series of the Rules of NASDAQ or other Applicable Law in order to enable the issuance of the Top-Up Shares to occur without the need to obtain the approval of the Company’s stockholders.
ARTICLE 3
THE MERGER
     Section 3.1 The Merger.
          (a) Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Subsidiary shall be merged with and into the Company in accordance with Nevada Law, whereupon the separate existence of Merger Subsidiary shall cease, and the Company shall be the surviving corporation (the “Surviving Corporation”).
          (b) Subject to the provisions of Article 10, the closing of the Merger (the “Closing”) shall take place in Santa Monica, California at the offices of Bryan Cave LLP, 120 Broadway, Suite 300, Santa Monica California 90401 as soon as possible, but in any event no later than two Business Days after the date the conditions set forth in Article 10 (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permissible, waiver of those conditions at the Closing) have been satisfied or, to the extent permissible, waived by the party or parties entitled to the benefit of such conditions, or at such other place, at such other time or on such other date as Parent and the Company may mutually agree.

          (c) At the Closing, the Company and Merger Subsidiary shall file articles of merger with the Secretary of State of the State of Nevada and make all other filings or recordings required by Nevada Law in connection with the Merger. The Merger shall become effective on such date (the “Effective Time”) as the articles of merger are duly filed with the Secretary of State of the State of Nevada (or at such later time as permitted by Nevada Law as Parent and the Company shall agree and shall be specified in the articles of merger).
          (d) From and after the Effective Time, the Surviving Corporation shall possess all the properties, rights, powers, privileges and franchises and be subject to all of the obligations, liabilities, restrictions and disabilities of the Company and Merger Subsidiary, all as provided under Nevada Law.
     Section 3.2 Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Subsidiary or the Company or the holder of any shares of Company Common Stock or any shares of capital stock of Parent or Merger Subsidiary:
          (a) except as otherwise provided in Section 3.2(b), each Share outstanding immediately prior to the Effective Time shall be converted into the right to receive the Offer Price, without interest (such per share amount, the “Merger Consideration”). As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and (A) each certificate which immediately prior to the Effective Time represented any such shares of Company Common Stock (each, a “Certificate”) and (B) each uncertificated share of Company Common Stock (an “Uncertificated Share”), which immediately prior to the Effective Time was registered to a holder on the stock transfer books of the Company, shall thereafter represent only the right to receive the Merger Consideration;
          (b) each Share held by the Company or any of its Subsidiaries or owned by Parent or any of its Subsidiaries immediately prior to the Effective Time shall be canceled, and no payment shall be made with respect thereto; and
          (c) each share of common stock of Merger Subsidiary outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.
     Section 3.3 Surrender and Payment.
          (a) Prior to the Effective Time, Parent shall appoint a commercial bank or trust company that is reasonably satisfactory to the Company (the “Exchange Agent”) for the purpose of exchanging Certificates or Uncertificated Shares for the Merger Consideration and shall enter into an exchange agent agreement with the Exchange Agent. At the Effective Time, Parent shall deposit, or cause the Surviving Corporation to deposit, with the Exchange Agent, for the benefit of the holders of shares of Company Common Stock, cash in an amount sufficient to pay the aggregate Merger Consideration required to be paid in respect of the Certificates and the

Uncertificated Shares pursuant to Section 3.2(a). All cash deposited with the Exchange Agent pursuant to this Section 3.3(a) shall hereinafter be referred to as the “Exchange Fund”. Promptly after the Effective Time (and in any event within five (5) Business Days following the date of the Closing), Parent shall send, or shall cause the Exchange Agent to send, to each holder of Shares at the Effective Time a letter of transmittal and instructions (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates or transfer of the Uncertificated Shares to the Exchange Agent) for use in such exchange.
          (b) Each holder of Shares that have been converted into the right to receive the Merger Consideration shall be entitled to receive, upon (i) surrender to the Exchange Agent of a Certificate, together with a properly completed letter of transmittal, or (ii) receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Shares, the Merger Consideration payable for each Share represented by a Certificate or for each Uncertificated Share. Until so surrendered or transferred, as the case may be, each such Certificate or Uncertificated Share shall represent after the Effective Time for all purposes only the right to receive the Merger Consideration.
          (c) If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate or the transferred Uncertificated Share is registered, it shall be a condition to such payment that (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Uncertificated Share shall be properly transferred and (ii) the Person requesting such payment shall pay to the Exchange Agent any transfer or other Taxes required as a result of such payment to a Person other than the registered holder of such Certificate or Uncertificated Share or establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.
          (d) The stock transfer books of the Company shall be closed immediately upon the Effective Time and there shall be no further registration of transfers of Shares thereafter on the records of the Company. If, after the Effective Time, Certificates or Uncertificated Shares are presented to Parent, the Surviving Corporation or the Exchange Agent for any reason, they shall be canceled and exchanged for the Merger Consideration to the extent provided for, and in accordance with the procedures set forth, in this Article 3.
          (e) Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 3.3(a) (and any interest or other income earned thereon) that remains unclaimed by the holders of Shares six months after the Effective Time shall be returned to the Surviving Corporation upon demand, and any such holder who has not exchanged Shares for the Merger Consideration in accordance with this Section 3.3 prior to that time shall thereafter look only to the Surviving Corporation for payment of the Merger Consideration, in respect of such shares without any interest thereon. Notwithstanding the foregoing, none of Parent, the Company, the Exchange Agent, the Surviving Corporation or any of their respective Affiliates shall be liable to any holder of Shares for any amounts paid to a public official pursuant to applicable abandoned property, escheat or similar laws. Any amounts remaining unclaimed by holders of Shares two years after the Effective Time (or such earlier date immediately prior to such time when the amounts would otherwise escheat to or become property of any

Governmental Authority) shall become, to the extent permitted by Applicable Law, the property of the Surviving Corporation free and clear of any claims or interest of any Person previously entitled thereto.
          (f) The Exchange Agent shall invest the cash included in the Exchange Fund as directed by Parent. Any interest and other income resulting from such investments shall be payable to the Surviving Corporation or Parent, as Parent directs. If for any reason the cash in the Exchange Fund shall be insufficient to fully satisfy all of the payment obligations to be made in cash by the Exchange Agent hereunder, Parent shall promptly deposit cash into the Exchange Fund in an amount which is equal to the deficiency in the amount of cash required to fully satisfy such cash payment obligations. The Exchange Fund shall not be used for any other purpose except as provided in this Agreement.
     Section 3.4 Stock Options.
          (a) Parent shall not assume any option to purchase shares of Company Common Stock under any employee stock option or compensation plan or arrangement of the Company (each, a “Company Stock Option”) in connection with the Merger. At or immediately prior to the Effective Time, each then outstanding Company Stock Option, whether or not exercisable or vested, shall be canceled, and the Company shall pay each holder of any such option at or promptly after the Effective Time for each such canceled Company Stock Option an amount in cash determined by multiplying (i) the excess, if any, of the Merger Consideration over the applicable exercise price of such option by (ii) the number of shares of Company Common Stock such holder could have purchased (assuming full vesting of all Company Stock Options) had such holder exercised such Company Stock Option in full immediately prior to the Effective Time.
          (b) Prior to the Effective Time, each holder of the Company Stock Options shall become fully vested in and have the right to exercise all outstanding options. The Company shall (i) no less than 15 days prior to the Effective Time, provide written or electronic notice to each such holder that the award is fully vested and exercisable until the Effective Time, that the award will terminate at the Effective Time, and that any outstanding award as of the Effective Time will be cashed out as described in Section 3.4(a), and (ii) make any amendments to the terms of such equity or compensation plans or arrangements that are necessary to give effect to the transactions contemplated by this Section 3.4.
     Section 3.5 Adjustments; Ownership Percentage Calculations.
          (a) If, during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company shall occur, as a result of any reclassification, recapitalization, stock split (including reverse stock split), merger, combination, exchange or readjustment of shares, subdivision or other similar transaction, or any stock dividend thereon with a record date during such period, the Offer Price, the Merger Consideration and any other amounts payable pursuant to this Agreement shall be appropriately adjusted.

          (b) For purposes of percentage of ownership calculations under this Agreement with respect to the number of Shares outstanding, “fully diluted basis” assumes the conversion, exercise or exchange of all Company Stock Options and all other securities convertible into or exercisable or exchangeable for Shares, in each case, that are convertible, exercisable or exchangeable in accordance with their respective terms as of the date of such calculation; provided that Shares issuable upon conversion, exercise, or exchange of Company Stock Options and all other securities convertible into or exercisable or exchangeable for Shares, in each case, as to which the applicable exercise, exchange or conversion price exceeds the Offer Price shall be excluded from such number.
     Section 3.6 Withholding Rights. Each of the Exchange Agent, Parent and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to Article 2 and Article 3 such amounts as it reasonably determines that it is required to deduct and withhold with respect to the making of such payment under any provision of any Applicable Law, including federal, state, local or foreign Tax law, and if any such amounts are deducted and withheld, Parent shall, or shall cause the Surviving Corporation to, as the case may be, timely pay such amounts over to the appropriate Governmental Authority. If the Exchange Agent, Parent or the Surviving Corporation, as the case may be, so withholds amounts, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which the Exchange Agent, Parent or the Surviving Corporation, as the case may be, made such deduction and withholding.
     Section 3.7 Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, the completion of the letter of transmittal by such Person and, if reasonably required by the Exchange Agent, the posting by such Person of a bond, in such reasonable amount as the Exchange Agent may request, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall pay, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the Shares represented by such Certificate, as contemplated by this Article 3.
ARTICLE 4
THE SURVIVING CORPORATION
     Section 4.1 Articles of Incorporation. The articles of incorporation of Merger Subsidiary in effect at the Effective Time shall be the articles of incorporation of the Surviving Corporation until amended in accordance with Applicable Law.
     Section 4.2 Bylaws. The bylaws of Merger Subsidiary in effect at the Effective Time shall be the bylaws of the Surviving Corporation until amended in accordance with Applicable Law.
     Section 4.3 Directors and Officers. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with Applicable Law, (i) the directors of Merger Subsidiary at the Effective Time shall be the directors of the Surviving

Corporation and (ii) the executive officers of the Company at the Effective Time shall be the executive officers of the Surviving Corporation.
ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
     Except as set forth in the Company Disclosure Letter (with specific reference to the particular Section or subsection of this Agreement to which the information set forth in such Section of the Company Disclosure Letter relates, provided however, the failure by the Company to cross-reference any disclosure in any particular Section of the Company Disclosure Letter shall not constitute a breach by the Company of the applicable representation or warranty as long as the matter is disclosed elsewhere in the Company Disclosure Letter and the applicability to the particular representation and warranty is described in sufficient detail to make the applicability readily apparent on its face to a reasonable person), the Company represents and warrants to Parent that:
     Section 5.1 Corporate Existence and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Nevada and has all corporate powers required to carry on its business as conducted as of the date hereof. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. The Company has made available to Parent true and complete copies of the articles of incorporation and bylaws of the Company as in effect as of the date hereof.
     Section 5.2 Corporate Authorization.
          (a) The Company has all requisite corporate power and authority to execute and deliver this Agreement and, subject to receipt of affirmative vote of the holders of a majority of the outstanding Shares in connection with the Merger (the “Company Stockholder Approval”), to perform its obligations under this Agreement and to consummate the Offer, the Merger and the other transactions contemplated hereby. The affirmative vote of the holders of a majority of the outstanding Shares is the only vote of the holders of any of the Company’s capital stock which may be necessary in connection with the consummation of the Merger and the transactions contemplated hereby. This Agreement constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity).
          (b) At a meeting duly called and held prior to the date of this Agreement, the Board of Directors has (i) unanimously determined that this Agreement and the transactions contemplated hereby are fair to and in the best interests of the Company and its stockholders, (ii) unanimously approved, adopted and declared advisable this Agreement and the transactions contemplated hereby, including the Offer and the Merger, and (iii) unanimously resolved to recommend acceptance of the Offer and, if required by Applicable Law, approval of this

Agreement and the Merger by the Company’s stockholders (such recommendation, the “Company Board Recommendation”).
     Section 5.3 Governmental Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Authority other than (i) the filing of the articles of merger with respect to the Merger with the Secretary of State of the State of Nevada and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (ii) compliance with any applicable requirements of the HSR Act and under any comparable merger control laws of foreign jurisdictions, if applicable (the consents, approvals, orders, authorizations, registrations, declarations and filings required under or in connection with the foregoing clause (ii), the “Required Governmental Authorizations”), (iii) compliance with any applicable requirements of the 1933 Act, the 1934 Act, and any other applicable U.S. state or federal securities laws, and (iv) any actions or filings the absence of which would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.
     Section 5.4 Non-contravention. The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the articles of incorporation or bylaws of the Company, (ii) assuming compliance with the matters referred to in Section 5.3, contravene, conflict with or result in a violation or breach of any provision of any Applicable Law, (iii) assuming compliance with the matters referred to in Section 5.3, require any consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which the Company or any of its Subsidiaries is entitled, under any provision of any Company Material Contract or any Company Permit or (iv) result in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries, with such exceptions, in the case of each of clauses (ii) through (iv), as would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.
     Section 5.5 Capitalization.
          (a) The authorized capital stock of the Company consists of (i) 40,000,000 shares of Company Common Stock and (ii) 5,000,000 shares of Preferred Stock, par value $0.001 per share (“Company Preferred Stock” and, collectively with the Company Common Stock, the “Company Capital Stock”). As of May 8, 2009, there were outstanding (i) 11,301,255 shares of Company Common Stock, (ii) no shares of Company Preferred Stock and (iii) outstanding Company Stock Options to purchase an aggregate of 2,827,866 shares of Company Common Stock (of which Company Stock Options to purchase an aggregate of 1,866,654 shares of Company Common Stock were exercisable). All outstanding shares of Company Capital Stock have been, and all shares of Company Capital Stock that may be issued pursuant to any employee stock option or other compensation plan or arrangement will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued and are fully paid and nonassessable. No Subsidiary of the Company owns any shares of capital stock of the Company. Section 5.5(a) of the Company Disclosure Letter contains a complete and correct list of each outstanding Company Stock Option, including with respect to each such option the holder, date of grant, exercise price, vesting schedule and number of shares of Company Common Stock subject thereto. There are no options to purchase shares of the Company Capital Stock other than the options issued under the Chariot Communications Corporation 1998 Stock Plan.
          (b) There are no outstanding bonds, debentures, notes or other Indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote. Except as set forth in this Section 5.5 and for changes since May 8, 2009 resulting from the exercise of Company Stock Options outstanding on such date, there are no issued, reserved for issuance or outstanding (i) shares of capital stock or other voting securities of or other ownership interest in the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or other voting securities of or other ownership interest in the Company, (iii) warrants, calls, options or other rights to acquire from the Company, or other obligations of the Company to issue, any capital stock, other voting securities or securities convertible into or exchangeable for capital stock or other voting securities of or other ownership interest in the Company or (iv) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other voting securities of or ownership interests in, the Company (the items in clauses (i) though (iv) being referred to collectively as the “Company Securities”). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Securities. Neither the Company nor any of its Subsidiaries is a party to any voting agreement with respect to the voting of any Company Securities, other than the Support Agreements.
          (c) As of the date hereof, there is no outstanding Indebtedness of the Company and its Subsidiaries.
     Section 5.6 Subsidiaries.
          (a) Each Subsidiary of the Company is a corporation or other entity duly incorporated or organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization and has all corporate or other organizational powers, as applicable, required to carry on its business as conducted as of the date hereof. Each such Subsidiary is duly qualified to do business as a foreign corporation or other entity, as applicable, and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. Section 5.6(a) of the Company Disclosure Letter lists all of the Subsidiaries of the Company.
          (b) Except as set forth in Section 5.6(b) of the Company Disclosure Letter, all of the outstanding capital stock of, or other voting securities or ownership interests in, each Subsidiary of the Company, is owned by the Company or another Subsidiary of the Company, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or ownership interests). There are no issued, reserved for issuance or outstanding (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities of or ownership interests in any Subsidiary of the Company, (ii) warrants, calls, options or other rights to acquire from the Company or any of its Subsidiaries, or other obligations of the Company or any of its Subsidiaries to issue, any capital stock or other voting securities of or ownership interests in, or any securities convertible into or exchangeable for any capital stock or other voting securities of or ownership interests in, any Subsidiary of the Company or (iii) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other voting securities of or ownership interests in, any Subsidiary of the Company (the items in clauses (i) through (iii) being referred to collectively as the “Company Subsidiary Securities”). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Subsidiary Securities. Except for the capital stock or other equity or voting interests of its Subsidiaries and publicly traded securities held for investment which do not exceed 5% of the outstanding securities of any entity, the Company does not own, directly or indirectly, any capital stock or other equity or voting interests in any Person.
     Section 5.7 SEC Filings and the Sarbanes-Oxley Act.
          (a) The Company has filed with or furnished to the SEC all reports, schedules, forms, statements, prospectuses, registration statements and other documents required to be filed or furnished by the Company since September 30, 2006 (collectively, together with any exhibits and schedules thereto and other information incorporated therein, the “Company SEC Documents”).
          (b) As of its respective filing date (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such subsequent filing), each Company SEC Document complied, and each such Company SEC Document filed subsequent to the date of this Agreement will comply, as to form in all material respects with the applicable requirements of the 1933 Act, the 1934 Act and the Sarbanes-Oxley Act and the rules and regulations promulgated thereunder, as the case may be.
          (c) As of its respective filing date (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such subsequent filing), each Company SEC Document filed pursuant to the 1934 Act did not, and each such Company SEC Document filed subsequent to the date of this Agreement will not, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.
          (d) Each Company SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the 1933 Act, as of the date such registration statement or amendment became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, which individually or in the aggregate would reasonably be expected to require an amendment, supplement or corrective filing to such Company SEC Document.
          (e) The Company is in compliance with, and has complied, in each case in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act and (ii) the applicable listing and corporate governance rules and regulations of NASDAQ.
          (f) The Company has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the 1934 Act). Such disclosure controls and procedures are reasonably designed to ensure that material information required to be disclosed by the Company in the reports it files or submits under the 1934 Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and all such material information is made known to the Company’s principal executive officer and its principal financial officer.
          (g) The Company and its Subsidiaries have established and maintained a system of internal control over financial reporting (as defined in Rule 13a-15 under the 1934 Act) (“internal controls”) and the Company has disclosed, based on its most recent evaluation of internal controls prior to the date of this Agreement, to the Company’s auditors and audit committee (x) any significant deficiencies and material weaknesses in the design or operation of such internal controls which would be reasonably be expected to materially adversely affect the Company’s ability to record, process, summarize and report financial information and (y) any fraud, whether or not material, known to management that involves management or other employees who have a significant role in the Company’s internal controls. Such internal controls are sufficient or effective to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of the Company’s financial statements for external purposes in accordance with GAAP. The Company has made available to Parent prior to the date of this Agreement a summary of any such disclosure made by management to the Company’s auditors and audit committee since September 30, 2006.
          (h) Each of the principal executive officer and principal financial officer of the Company (or each former principal executive officer and principal financial officer of the Company, as applicable) have made all certifications required by Rule 13a-14 and 15d-14 under the 1934 Act and Sections 302 and 906 of the Sarbanes-Oxley Act with respect to the Company SEC Documents, and the statements contained in any such certifications are true and correct. The Company has not made any extensions of credit to its executive officers. For purposes of this Agreement, “principal executive officer,” “principal financial officer” and “extensions of credit” shall have the meanings given to such terms in Section 402 of Sarbanes-Oxley Act.
          (i) Section 5.7 (i) of the Company Disclosure Letter describes, and the Company has delivered to Parent copies of the documentation creating or governing, all securitization transactions and other off-balance sheet arrangements (as defined in Item 303 of Regulation S-K of the SEC) that existed or were effected by the Company or its Subsidiaries since September 30, 2006.
     Section 5.8 Financial Statements. The audited consolidated financial statements and unaudited consolidated interim financial statements (including, in each case, any notes thereto)

of the Company included or incorporated by reference in the Company SEC Documents filed with the SEC fairly present in all material respects, in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates of such financial statements and their consolidated results of operations and cash flows for the periods then ended (subject to normal and recurring year-end audit adjustments in the case of any unaudited interim financial statements).
     Section 5.9 Disclosure Documents.
          (a) Each document required to be filed by the Company with the SEC or required to be distributed or otherwise disseminated to the Company’s stockholders in connection with the transactions contemplated by this Agreement (the “Company Disclosure Documents”), including the Schedule 14D-9, the proxy or information statement of the Company (the “Company Proxy Statement”), if any, and any amendments or supplements thereto, when filed, distributed or disseminated, as applicable, will comply as to form in all material respects with the applicable requirements of the 1934 Act.
          (b) Each Company Disclosure Document, at the time of the filing of such Company Disclosure Document or any supplement or amendment thereto and at the time of any distribution or dissemination thereof and, with respect to the Company Proxy Statement, at the time such stockholders vote on approval of the Merger, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 5.9 will not apply to statements or omissions included in the Company Disclosure Documents based upon information furnished to the Company in writing by Parent or Merger Subsidiary specifically for use therein.
          (c) The information with respect to the Company or any of its Subsidiaries that the Company furnishes to Parent or Merger Subsidiary in writing specifically for use in the Schedule TO and the Offer Documents, at the time of the filing of the Schedule TO, at the time of any distribution or dissemination of the Offer Documents and at the time of the consummation of the Offer, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.
     Section 5.10 Absence of Certain Changes. Since the Company Balance Sheet Date, the business of the Company and its Subsidiaries has been conducted in the ordinary course consistent with past practices, and there has not been (i) any event, occurrence, development or state of circumstances or facts that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company or (ii) any action taken by the Company or any of its Subsidiaries that, if taken during the period from the date of this Agreement through the Acceptance Time without Parent’s consent, would constitute a breach of Section 7.1 (other than Section 7.1(j)).
     Section 5.11 No Undisclosed Material Liabilities. There are no liabilities or obligations of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent,

absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances that could reasonably be expected to result in such a liability or obligation, other than (i) liabilities or obligations disclosed and provided for in the Company Balance Sheet or in the notes thereto, (ii) liabilities or obligations incurred since the Company Balance Sheet Date in connection with the negotiation, execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby, and (iii) liabilities or obligations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.
     Section 5.12 Litigation. As of the date of this Agreement, there is no action, suit, investigation or proceeding (each an “Action”) pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries or any present or former officer, director or employee of the Company or any of its Subsidiaries in their respective capacities as such before (or, in the case of threatened actions, suits, investigations or proceedings, would be before) any arbitrator or Governmental Authority, that has had or would reasonably be expected to have, individually or in the aggregate, an adverse impact on the Company in excess of $100,000 or that in any manner challenges or seeks to prevent, enjoin, alter or materially delay the Offer, the Merger or any of the other transactions contemplated hereby, nor is there any judgment, decree, injunction, rule or order of any arbitrator or Governmental Authority (each an “Order”) outstanding against, or, to the knowledge of the Company, investigation by any Governmental Authority involving, the Company or any of its Subsidiaries that has had or would be reasonably be expected to have, individually or in the aggregate, an adverse impact on the Company in excess of $100,000.
     Section 5.13 Compliance with Applicable Laws. The Company and each of its Subsidiaries is and, since September 30, 2006 has been, in compliance with, and to the knowledge of the Company is not under investigation with respect to and has not been threatened in writing to be charged with or given written notice or other written communication alleging or relating to a possible violation of Applicable Laws, except for failures to comply or violations that have not had and would not reasonably be expected to have, individually or in the aggregate, an adverse impact on the Company and its Subsidiaries, taken as a whole, in excess of $100,000. The Company and its Subsidiaries hold all material governmental licenses, authorizations, permits, consents, approvals, variances, exemptions and orders necessary for the operation of the businesses of the Company and its Subsidiaries, taken as a whole (the “Company Permits” but excluding Environmental Permits which are covered in Section 5.21). The Company and each of its Subsidiaries are, and since September 30, 2006 have been, in compliance with the terms of the Company Permits, except for failures to comply or violations that have not had and would not reasonably be expected to have, individually or in the aggregate, an adverse impact on the Company and its Subsidiaries, taken as a whole, in excess of $100,000.
     Section 5.14 Material Contracts.
          (a) Section 5.14(a) of the Company Disclosure Letter lists each of the following Contracts, whether written or oral, to which the Company or any of its Subsidiaries is a party or by which it is bound as of the date of this Agreement (each such Contract listed or required to be so listed, a “Company Material Contract”):

     (i) any Contract or series of related Contracts (other than the Employee Plans) for the purchase, receipt, lease or use of materials, supplies, goods, services, equipment or other assets involving payments by or to the Company or any of its Subsidiaries of more than $100,000 on an annual basis or $250,000 in the aggregate;
     (ii) any material sales agency, sales representation, distributorship or franchise agreement;
     (iii) any Contract or series of related Contracts (other than any Contract with respect to Leased Real Property) involving payments by or to the Company or any of its Subsidiaries of more than $100,000 on an annual basis or $250,000 in the aggregate that requires the consent of or notice to a third party in the event of or with respect to the Offer, the Merger or the other transactions contemplated hereby, including in order to avoid a breach or termination of, a loss of benefit under, or triggering a price adjustment, right of renegotiation or other remedy under, any such agreement;
     (iv) any Contract for Indebtedness, whether as borrower, lender or guarantor, in a principal amount greater than $50,000;
     (v) any Contract restricting the payment of dividends on Company Capital Stock or the repurchase of Company Capital Stock by the Company;
     (vi) any collective bargaining agreements;
     (vii) any material joint venture, profit sharing, partnership agreements or other similar agreements;
     (viii) any Contracts or series of related Contracts relating to the acquisition or disposition of any business or of all or substantially all the securities or assets of any Person (in each case, whether by merger, sale of stock, sale of assets or otherwise);
     (ix) any Contract with a Governmental Authority;
     (x) all leases or subleases for real property involving annual expense in excess of $50,000 and not cancelable by the Company (without premium or penalty) within 12 months (each, a “Material Real Property Lease”);
     (xi) all leases or subleases for personal property involving annual expense in excess of $100,000 and not cancelable by the Company (without premium or penalty) within 12 months;
     (xii) all Contracts granting any license to Intellectual Property (other than trade and service marks by the Company or any of its Subsidiaries) having an aggregate value per license, or involving payments to the Company or any of its Subsidiaries, of more than $100,000 on an annual basis;

     (xiii) any Contract that (A) limits the freedom of the Company or any of its Subsidiaries to engage or compete in any line of business or with any Person or in any geographic area or which would so limit the freedom of Parent, the Company or any of their respective Affiliates after the Effective Time or (B) contains exclusivity, “most favored nation,” “rights of first refusal,” “rights of first negotiation” or similar obligations or restrictions that are binding on the Company or any of its Subsidiaries or that would be binding on Parent or its Affiliates after the Effective Time;
     (xiv) all agreements by the Company or any of its Subsidiaries not to acquire assets or securities of a third party (including standstill agreements);
     (xv) any material Contract (including Material Real Property Leases, but excluding other Real Property Leases) providing for the indemnification by the Company or any of its Subsidiaries of any Person, other than in the ordinary course of business;
     (xvi) any material Contracts (other than the Employee Plans) or other transactions (other than the Employee Plans) with any (A) executive officer or director of the Company or any of its Subsidiaries, (B) record or beneficial owner of five percent or more of the voting securities of Company, or (C) affiliate (as such term is defined in Rule 12b-2 promulgated under the 1934 Act) or “associates” (or members of any of their “immediate family”) (as such terms are respectively defined in Rule 12b-2 and Rule 16a-1 of the 1934 Act) of any such officer, director or beneficial owner; and
     (xvii) any other Contract required to be filed by the Company pursuant to Item 601(b)(10) of Regulation S-K of the SEC or disclosed by the Company on a Current Report on Form 8-K.
          (b) The Company has prior to the date of this Agreement made available to Parent complete and accurate copies of each Company Material Contract listed, or required to be listed, in Section 5.14(a) of the Company Disclosure Letter (including all amendments, modifications, extensions and renewals thereto and waivers thereunder). Each of the Company Material Contracts is valid and binding on the Company or its Subsidiaries, as applicable, and to the knowledge of the Company, each other party thereto, and in full force and effect in accordance with its terms (except those which are cancelled, rescinded or terminated after the date of this Agreement in accordance with their terms and subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity), except where the failure to be in full force and effect has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, and no notice to terminate, in whole or part, any of the same has been served (nor has there been any indication in writing delivered to the Company that any such notice of termination will be served). Neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any other party to any Company Material Contract is in default or breach under the terms of any Company Material Contract except for such instances of default or breach that would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Company.
     Section 5.15 Taxes.
          (a) All material Tax Returns required by Applicable Law to be filed with any Taxing Authority by, or on behalf of, the Company or any of its Subsidiaries have been filed on a timely basis in accordance with all Applicable Law, and all such Tax Returns are true, correct and complete in all material respects.
          (b) The Company and each of its Subsidiaries has duly and timely paid or has duly and timely withheld and remitted to the appropriate Taxing Authority all material Taxes due and payable, or, where payment is not yet due, has established in accordance with GAAP an adequate reserve for all material Taxes through the date of this Agreement. The Company has identified all material uncertain tax positions contained in all Tax Returns filed by it and its Subsidiaries and has established adequate reserves and made any appropriate disclosures in the Financial Statements in accordance with the requirements of Financial Interpretation Notice 48 of FASB 109.
          (c) The federal income and franchise Tax Returns and all material state, local and foreign income, VAT and franchise Tax Returns of the Company and its Subsidiaries through the year ended September 30, 2001 have been examined and closed or are Tax Returns with respect to which the applicable period for assessment under Applicable Law, after giving effect to extensions or waivers, has expired.
          (d) Neither the Company nor any of its Subsidiaries has executed any outstanding waiver of any statute of limitations on or extensions of the period for the assessment or collection of any Tax.
          (e) There is no claim, audit, action, suit, proceeding or investigation now pending or, to the knowledge of the Company, threatened against or with respect to the Company or its Subsidiaries in respect of any material Tax or material Tax asset.
          (f) Neither the Company nor any of its Subsidiaries has ever received a claim in writing from any Governmental Authority in a jurisdiction where the Company and its Subsidiaries do not file Tax Returns that any of them is or may be subject to taxation by that jurisdiction.
          (g) There are no (and immediately following the Acceptance Time there will not be) Liens (except Permitted Liens) on any material assets of the Company or any of its Subsidiaries relating or attributable to Taxes.
          (h) During the five-year period ending on the date of this Agreement, neither the Company nor any of its Subsidiaries was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.
          (i) The Company and each of its Subsidiaries have withheld all material amounts required to have been withheld by them in connection with amounts paid or owed to any employee, independent contractor, creditor, stockholder or any other third party, and such withheld amounts were either duly paid to the appropriate Taxing Authority or set aside in accounts for such purpose. The Company and each of its Subsidiaries have reported, in all material respects, such withheld amounts to the appropriate Taxing Authority and to each such employee, independent contractor, creditor, stockholder or any other third party, as required under Applicable Law.
          (j) Neither the Company nor any of its Subsidiaries is liable for Taxes of any Person (other than the Company and its Subsidiaries) as a result of being (i) a transferee or successor of such Person, (ii) a member of an affiliated, consolidated, combined or unitary group that includes such Person as a member or (iii) a party to a Tax sharing, Tax indemnity or Tax allocation agreement or any other express or implied agreement to indemnify such Person (other than any such agreement with customers, vendors or real property lessors incurred in the ordinary course of business, a principal purpose of which is not to address Tax matters). Neither the Company nor any Subsidiary is a party to or partner in (and neither the Company nor any Subsidiary has ever received a claim in writing from any Governmental Authority claiming that the Company or any Subsidiary is a party to or partner in) any joint venture, partnership or other arrangement or contract that could be treated as a partnership for domestic or foreign income tax purposes.
          (k) Section 5.15(k) of the Company Disclosure Letter contains a list of all jurisdictions (whether foreign or domestic) in which the Company and each of its Subsidiaries currently files Tax Returns.
          (l) Neither the Company nor any of its Subsidiaries has entered into any transaction that is a “listed transaction” as defined in Treasury Regulation §1.6011-4(b)(2), a “reportable transaction” as defined in Treasury Regulation § 1.6011-4(b)(1), or has filed, or currently expects to file, an IRS Form 8886.
          (m) Neither the Company nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Effective Time as a result of any (i) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax law) executed on or prior to the Effective Time, (ii) installment sale or open transaction disposition made on or prior to the Effective Time, (iii) prepaid amount received on or prior to the Effective Time, (iv) intercompany transaction or excess loss account described in the Treasury Regulations under section 1502 (or any corresponding or similar provision of state, local, or non-U.S. income Tax law), or (v) other similar items.
          (n) Neither the Company nor any of its Subsidiaries has requested, received or executed with any Taxing Authority any ruling or binding agreement which would reasonably be expected to have a Material Adverse Effect on the Company in a post-Closing period.
          (o) Except as set forth in Section 5.15(o) of the Company Disclosure Letter, there is no power of attorney granted by the Company or any of its Subsidiaries relating to any material Tax, or material Tax asset, that is currently in place.

          (p) As used in this Agreement: (i) “Tax” means any domestic or foreign tax, governmental fee or other like assessment or charge of any kind whatsoever (including withholding on amounts paid to or by any Person), together with any interest, penalty, or addition to tax imposed by any Governmental Authority (a “Taxing Authority”) responsible for the imposition of any such tax (domestic or foreign), any liability for any of the foregoing as transferee, successor or otherwise by operation of law; and (ii) “Tax Return” means any report, return, document, declaration or other information or filing required to be supplied to any Taxing Authority with respect to Taxes, including information returns, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information.
     Section 5.16 Employees and Employee Benefit Plans.
          (a) Section 5.16 of the Company Disclosure Letter contains a correct and complete list identifying each “employee benefit plan,” as defined in Section 3(3) of ERISA, each employment, severance or similar Contract, plan or policy and each other plan or arrangement (written or oral) providing for compensation, bonuses, profit-sharing, stock option or other stock related rights or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangements), health or medical benefits, employee assistance program, disability or sick leave benefits, workers’ compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits) or other form of benefits which is maintained, administered or contributed to by the Company or any ERISA Affiliate of the Company and covers any current or former employee, independent contractor or director of the Company or any of its Subsidiaries, or with respect to which the Company or any of its Subsidiaries has any liability. Copies of such plans (and, if applicable, related trust or funding agreements or insurance policies) and all amendments thereto and written interpretations thereof have been made available to Parent together with the three most recent annual reports (Form 5500 including, if applicable, Schedule B thereto) and Tax Returns (Form 990) prepared in connection with any such plan or trust. Such plans are referred to collectively herein as the “Employee Plans.”
          (b) Except as disclosed in Section 5.16(b) of the Company Disclosure Letter, none of David Denton, Rockee Tanimoto or the Company’s officers has indicated to the Company or any of its Subsidiaries that he or she intends to resign or retire as a result of the transactions contemplated by this Agreement or otherwise within one year after the Effective Time.
          (c) The Company has never made any contributions to any Employee Plan which is subject to the provisions of Title IV of ERISA, the Company has never been a member of a controlled group which contributed to any such Plan, and the Company has never been under common control with an employer which contributed to any such Plan.
          (d) The Company has never made, nor has it been obligated to make, any contributions to any multiemployer-employer plan (as defined in ERISA Section 3(37) or 4001(a)(3)), the Company has never been a member of a controlled group which contributed to or was obligated to contribute to any such plan, and the Company has never been under common control with an employer which contributed to or was obligated to contribute to any such plan.
          (e) Each Employee Plan which is intended to be qualified under Section 401(a) of the Code has received a favorable determination or opinion letter that it is so qualified, or has pending or has time remaining in which to file, an application for such determination from the Internal Revenue Service, and the Company is not aware of any reason why any such determination or opinion letter should be revoked or not be reissued. The Company has made available to Parent prior to the date of this Agreement copies of the most recent Internal Revenue Service determination letters and opinion letters with respect to each such Employee Plan. Each Employee Plan has been maintained in compliance in all material respects with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including ERISA and the Code, which are applicable to such Employee Plan. No events have occurred with respect to any Employee Plan that could result in payment or assessment by or against the Company of any excise taxes under Sections 4972, 4975, 4976, 4977, 4979, 4980B, 4980D, 4980E or 5000 of the Code. Each Employee Plan which provides “nonqualified deferred compensation” (as defined in Code Section 409A) has been administered in accordance with and meets the requirements of Code Section 409A and has been amended prior to the Effective Time to the extent necessary to incorporate the requirements of Code Section 409A and the regulations issued thereunder. Neither the Company nor any of its Subsidiaries is a party to or has any liability under a Contract, whether oral or written, to any Person for the indemnification by the Company or any of its Subsidiaries for any liability relating to or arising from noncompliance with Code Section 409A and the regulations thereunder. All contributions with respect to the Employee Plans for all periods ending prior to the Effective Time (including periods from the first day of the current plan year to the Effective Time) will be made prior to the Effective Time by the Company and all Subsidiaries in accordance with past practice and the recommended contribution in the applicable actuarial report. All contributions to the Plans have been made on a timely basis in accordance with ERISA and the Code. All insurance premiums have been paid in full, subject only to normal retrospective adjustments in the ordinary course, with regard to the Employee Plans for policy years or other applicable policy periods ending on or before the Effective Time.
          (f) Except as set forth in Section 5.16(f) of the Company Disclosure Letter, with respect to each current or former employee or independent contractor or director of the Company or any of its Subsidiaries, the consummation of the transactions contemplated by this Agreement will not, either alone or together with any other event: (i) entitle any such person to severance pay, bonus amounts, retirement benefits, job security benefits or similar benefits, (ii) trigger or accelerate the time of payment or funding (through a grantor trust or otherwise) of any compensation or benefits payable to any such person, (iii) accelerate the vesting of any compensation or benefits of any such person (including any stock options or other equity-based awards, any incentive compensation or any deferred compensation entitlement), (iv) trigger any other material obligation to any such person or (v) give rise to an obligation to make or set aside amounts payable to or on behalf of any such person under any agreement, arrangement or other instrument. There is no Contract or plan (written or otherwise) covering any employee or former employee of the Company or any of its Subsidiaries that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to the terms of Section 280G or Section 162(m) of the Code. Section 5.16(f) of the Company Disclosure Letter also lists

(i) all the agreements, arrangements and other instruments which give rise to an obligation to make or set aside amounts payable to or on behalf of the officers of the Company and its Subsidiaries as a result of any subsequent employment termination (whether by the Company or the officer) and (ii) the maximum aggregate amounts payable to each current or former key employee, independent contractor or director of the Company or any of its Subsidiaries pursuant to a contractual change in control, severance or employment agreement between the Company or Subsidiary and such current or former key employee, independent contractor or director as a result of the transactions contemplated by this Agreement and/or any subsequent employment termination (whether by the Company or the officer). True and complete copies of all Contracts and plans set forth on Section 5.16(f) of the Company Disclosure Letter have been made available to Parent prior to the date of this Agreement.
          (g) Neither the Company nor any of its Subsidiaries has any liability in respect of post-retirement health, medical or life insurance benefits for retired, former or current employees of the Company or its Subsidiaries except as required to avoid excise tax under Section 4980B of the Code or similar Applicable Law.
          (h) There has been no amendment to, written interpretation or announcement (whether or not written) by the Company or any of its Affiliates relating to, or change in employee participation or coverage under, an Employee Plan which would increase materially the expense of maintaining such Employee Plan above the level of the expense incurred in respect thereof since the Company Balance Sheet Date. No condition exists that would prevent the Company from amending or terminating any Employee Plan without liability, other than the obligation for ordinary benefits accrued prior to the termination of such plan.
          (i) There is no action, suit, investigation, audit or proceeding pending against or involving or, to the knowledge of the Company, threatened against or involving, any Employee Plan before any Governmental Authority.
          (j) The Company and its Subsidiaries have complied with all Applicable Laws relating to labor and employment, including those relating to wages, hours, collective bargaining, unemployment compensation, worker’s compensation, equal employment opportunity, age and disability discrimination, immigration control, employee classification, information privacy and security, payment and withholding of taxes, and continuation coverage with respect to group health plans, except for failures to comply that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.
          (k) Neither the Company nor any of its Subsidiaries has been a party to or subject to, or is currently negotiating in connection with entering into, any collective bargaining agreement or other labor agreement with any union or labor organization, and to the knowledge of the Company there has not been any activity or proceeding of any labor organization or employee group to organize any such employees. In addition, (i) there are no material unfair labor practice charges or complaints against Company or any of its Subsidiaries pending before the National Labor Relations Board, (ii) there are no labor strikes, slowdowns or stoppages actually pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries, (iii) there are no representation claims or petitions pending before the National Labor Relations Board, and (iv) there are no grievance or pending arbitration proceedings against the Company or any of its Subsidiaries that arose out of or under any collection bargaining agreement.
          (l) Since the Balance Sheet Date, neither the Company nor any of its Subsidiaries has effectuated (i) a “plant closing” (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company or any of its Subsidiaries, (ii) a “mass layoff” (as defined in the WARN Act), or (iii) such other transaction, layoff, reduction in force or employment terminations sufficient in number to trigger application of any similar state or local law.
     Section 5.17 Intellectual Property.
          (a) Section 5.17(a) of the Company Disclosure Letter contains a true and complete list of all patents, patent applications, trademark and service mark registrations and applications and copyright registrations and applications owned by the Company or any of its Subsidiaries (“Registered Intellectual Property”). All such Registered Intellectual Property is currently in compliance with formal legal requirements (including payment of filing, examination and maintenance fees and proofs of use) and are not subject to any unpaid maintenance fees or taxes or actions due within 90 days after the Closing. There are no proceedings or actions known to the Company before any court or tribunal (including the United States Patent and Trademark Office or equivalent authority anywhere in the world) related to any such Registered Intellectual Property other than those set forth in Section 5.17(a) of the Company Disclosure Letter. The Company has not claimed any status in the application for or registration of any Registered Intellectual Property that, to the knowledge of the Company, would not be applicable to Parent.
          (b) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, and except as identified in Section 5.17(b) of the Company Disclosure Letter:
     (i) With respect to all Company Owned Intellectual Property: (A) the Company or its Subsidiaries, as the case may be, owns such Company Owned Intellectual Property exclusively and has good title thereto, free and clear of any Liens (except Permitted Liens) and, to the knowledge of the Company, no Third Party has any rights thereto (other than Permitted Liens and licenses granted in connection with the sale, licensing or distribution of the Company’s products or otherwise in the ordinary course of business); and (B) to the knowledge of the Company, all Company Owned Intellectual Property is valid and enforceable and, to the knowledge of the Company, no Third Party has asserted that any Company Owned Intellectual Property is not valid or enforceable.
     (ii) The consummation of the transactions contemplated by this Agreement will not alter, encumber, impair or extinguish any Company Owned Intellectual Property, or to the knowledge of the Company, any other Company Intellectual Property, or impair the right of the Surviving Corporation to develop, use, sell, license or dispose of, or to bring any action for the infringement of, any

Company Owned Intellectual Property or, to the knowledge of the Company, any other Company Intellectual Property.
     (iii) To the extent that any Company Owned Intellectual Property was originally owned or created by or for any Third Party, including any predecessor of the Company or of any of its Subsidiaries: (A) the Company or such Subsidiary has a written Contract with such Third Party with respect thereto, pursuant to which the Company or such Subsidiary, as the case may be, has obtained complete, unencumbered and unrestricted ownership and is the exclusive owner of, all such Company Owned Intellectual Property by valid assignment or otherwise; (B) the consummation of the transactions contemplated hereby does not violate such Third Party Contracts; (C) such Third Parties have not retained and do not have any rights or licenses with respect to such Company Owned Intellectual Property; and (D) to the knowledge of the Company, no basis exists for such Third Party to challenge or object to this Agreement or the transactions contemplated hereby.
     (iv) The consummation of the transactions contemplated hereby will not, to the knowledge of the Company, cause Parent to grant to any Third Party any rights to any Company Owned Intellectual Property, or incur any royalty or other obligation to any Third Party, other than those obligations that the Company or Parent would have had if such transactions had not taken place.
     (v) Neither the Company nor any of its Subsidiaries has transferred ownership of, or granted any license under or right to use, or authorized the retention of any license or right to use, any Company Intellectual Property to any other Person other than licenses to past and existing: (A) consultants engaged by the Company or its Subsidiaries, (B) manufacturers or other vendors providing goods or services to the Company or its Subsidiaries, and (C) resellers, distributors, and customers of the Company.
     (vi) The Company Intellectual Property is sufficient for, and constitutes all Intellectual Property that is used in, necessary for or would otherwise be infringed, misappropriated or otherwise violated by, the conduct of the business of the Company and its Subsidiaries immediately following the Closing in substantially the same manner as currently conducted by the Company and its Subsidiaries, or as contemplated to be conducted by the Company and its Subsidiaries as evidenced by a written business plan, written development plan or computer software code of the Company and its Subsidiaries; provided that, for the avoidance of doubt, the foregoing shall not be deemed to constitute a representation of non-infringement of any Intellectual Property.
     (vii) No government funding or facilities of a university, college, or other educational institution or non-profit research center was used in the creation or development of the Company Owned Intellectual Property. To the knowledge of the Company, no current or former employee, consultant or independent contractor who contributed to the creation or development of any Company

Owned Intellectual Property performed services for a governmental entity, university, college, or other educational institution or non-profit research center during a period of time during which such employee, consultant or independent contractor was also performing services for the Company used in the creation or development of the Company Owned Intellectual Property.
     (viii) The Company and its Subsidiaries have, and as a result of the transactions contemplated hereby, the Surviving Corporation will have, the right to use, pursuant to valid licenses, all Software development tools, library functions, compilers and all other Third Party Software that are used by the Company and its Subsidiaries in their respective businesses to create, modify, compile, operate or support any Company Software in substantially the same manner as such Software development tools, library functions, compilers and other Third Party Software is used by the Company and its Subsidiaries in their respective businesses as currently conducted.
     (ix) No Software owned by or licensed to the Company or any of its Subsidiaries that is incorporated or embedded in any Company product made commercially available by the Company or any of its Subsidiaries (“Company Software”) has been combined by the Company or any of its Subsidiaries with any Third Party Software, including Software subject to an open source license, in such a manner that, solely as a result of such combination: (A) restrictions are placed on the rights of the Company and its Subsidiaries to license, sublicense, resell or distribute such Company Software (other than copyright notice requirements, restrictions in licenses granted to the Company or its Subsidiaries which are required to be included in licenses granted by the Company and its Subsidiaries, and other similar requirements or restrictions on the distribution of Third Party Software), (B) restrictions are placed on the rights of the Company and its Subsidiaries to charge license fees for the sublicense, resale or distribution of the Company Software, (C) the Company or any of its Subsidiaries is required to make available the source code for the Company Software to any Third Parties to which the Company or any of its Subsidiaries distributes the Company Software in non-source code form, (D) neither the Company nor any of its Subsidiaries may claim copyright in any derivative works made by the Company or its Subsidiaries from the Company Software, or (E) the Company and its Subsidiaries are prohibited from restricting the Persons by which, or the purposes for which, the Company Software may be used.
     (x) Section 5.17(b)(x) of the Company Disclosure Letter lists all Company Material Contracts to which the Company or any of its Subsidiaries is a party with respect to (x) transfers to or from the Company or any of its Subsidiaries of any ownership interest in any Company Owned Intellectual Property, or (y) the licensing by the Company or any of its Subsidiaries of any Company Owned Intellectual Property, other than non-exclusive Software licenses granted to (A) end-user customers, (B) consultants engaged by the Company, (C) manufacturers or other vendors providing goods or services to the

Company or its Subsidiaries, and (D) distributors and resellers, in each case in the ordinary course of business.
     (xi) Neither (A) the operation of the business of the Company and its Subsidiaries, including the making, using, selling, licensing and distribution of the products of the Company or any of its Subsidiaries, by either the Company or any of its Subsidiaries nor (B) the use of the Company Intellectual Property by the Company or any of its Subsidiaries, did or do: (x) infringe or misappropriate the Intellectual Property of any Person; (y) violate the rights of any Person (including rights to privacy or publicity); or (z) constitute unfair competition or trade practices, under the laws of any jurisdiction in which the Company or any of its Subsidiaries does or has done business. Neither the Company nor any of its Subsidiaries has received any written notice or otherwise has knowledge of any pending or threatened claim, action, suit, order or proceeding alleging that the operation of the business of the Company and its Subsidiaries or any services provided, processes used or products manufactured, used, imported, offered for sale or sold by the Company or any of its Subsidiaries infringes, misappropriates or otherwise violates any Intellectual Property rights of any Person or constitutes unfair competition or trade practices under the laws of any jurisdiction in which the Company or any of its Subsidiaries does or has done business.
     (xii) There are no Company Material Contracts between the Company or any of its Subsidiaries and any other Person regarding the ownership, assignment, license, distribution, resale or use of Company Intellectual Property under which there is, to the knowledge of the Company, any dispute or any threatened dispute regarding the scope of such Contract or performance under such Contract.
     (xiii) To the knowledge of the Company, no Person has challenged, infringed, misappropriated or otherwise violated any Company Owned Intellectual Property.
     (xiv) The Company and its Subsidiaries have exercised reasonable care, including taking reasonable steps, to maintain the confidentiality of all material Trade Secrets that are Company Intellectual Property and no such Trade Secrets have been disclosed other than to employees, representatives and agents of the Company or any of its Subsidiaries all of whom are bound by written confidentiality agreements, or to Third Parties under a written obligation of confidentiality in favor of the Company and its Subsidiaries.
     (xv) Section 5.17(b)(xv) of the Company Disclosure Letter lists all Third Parties to which the Company or any its Subsidiaries has provided or disclosed the source code to any material Software that is Company Owned Intellectual Property, and all other Third Parties that, to the knowledge of the Company, have been provided access to, or have had possession of any such source code, and, for each Third Party listed in Section 5.17(b)(xv) of the Company Disclosure Letter, such schedule identifies the Software source code that was provided or disclosed; provided that such schedule shall not include any individuals who: (A) are or were consultants of the Company, (B) received access to such source code only under a written obligation of confidentiality to the Company, and (C) to the knowledge of the Company, no longer have (as of the date of this Agreement) access to or possession of any copy of such source code. For the avoidance of doubt, any Software that is Company Owned Intellectual Property that is incorporated into or distributed with any Company product shall be considered material Software.
     (xvi) The Company has and enforces a policy requiring each employee and consultant of the Company or any of its Subsidiaries to execute a proprietary rights and confidentiality agreement substantially in the form previously made available to Parent and all current and former employees and consultants of the Company or any of its Subsidiaries who have created or modified any material Company Owned Intellectual Property have executed such an agreement assigning all of such employees’ and consultants’ rights in and to such Company Owned Intellectual Property to the Company or its Subsidiary, as applicable.
     (xvii) No Company Owned Intellectual Property and, to the knowledge of the Company, no other Company Intellectual Property is subject to any proceeding or outstanding decree, order, judgment, or stipulation that restricts in any manner the transfer thereof to Parent as contemplated hereby, or, to the knowledge of the Company, that adversely affects the validity, use or enforceability of such Company Intellectual Property. No exclusive rights have been granted by the Company or any of its Subsidiaries to any Third Party with respect to any Company Intellectual Property.
     (xviii) To the extent that the Company or any of its Subsidiaries has distributed or licensed any product to an end user pursuant to any form of encryption key: (A) the Company or such Subsidiary, as the case may be, has a written agreement with each such end user requiring such end user to protect the confidentiality of such key; (B) Section 5.17(b)(xviii) of the Company Disclosure Letter contains a true and complete list of all Third Parties to whom the Company or any of its Subsidiaries has disclosed such keys, other than end users described in clause (A) above who have paid for or otherwise rightfully obtained licenses corresponding to such encryption keys, and consultants and employees of the Company or any of its Subsidiaries; (C) to the knowledge of the Company, no Third Party has had access to any such keys, except pursuant to clause (B) above.
     (xix) All services provided or products manufactured, used, imported, offered for sale or sold by the Company or any of its Subsidiaries comply in all material respects with the warranties made by Company or any of its Subsidiaries to its customers. To the knowledge of the Company, as of the date of this Agreement, there are no outstanding claims, or the basis for such claims, for breach of warranties by the Company or any of its Subsidiaries in connection with such services or products for which the Company or any of its Subsidiaries has liability not reserved against on the Company Balance Sheet. To the Company’s knowledge, there is no problem, defect or issue with respect to any of such services or products which does, or may reasonably be expected to, materially and adversely affect the value or functionality of such services, processes or products.
     Section 5.18 Information Technology. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, (i) the IT Assets operate and perform in all material respects in a manner that permits the Company and its Subsidiaries to conduct their respective businesses as currently conducted and to the knowledge of the Company, no person has gained unauthorized access to the IT Assets, and (ii) the Company and its Subsidiaries have implemented reasonable backup and disaster recovery technology consistent with industry practices.
     Section 5.19 Properties. The Company does not own any real property. Except in any such case as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, with respect to the real property leased, subleased or licensed to the Company or its Subsidiaries (the “Leased Real Property”), (i) the lease, sublease or license for such property is valid, legally binding, enforceable and in full force and effect, and none of the Company or any of its Subsidiaries is in breach of or default under such lease, sublease or license, and no event has occurred which, with notice, lapse of time or both, would constitute a breach or default by any of the Company or its Subsidiaries or permit termination, modification or acceleration by any third party thereunder, or prevent the consummation of the transactions contemplated by this Agreement; (ii) to the knowledge of the Company, the improvements located in the Leased Real Property (the “Improvements”) are in good repair and operating condition, subject only to ordinary wear and tear, and are adequate and suitable for the purposes for which they are presently being used or held for use, and, to the knowledge of the Company, there are no facts or conditions affecting any of the Improvements that, in the aggregate, would reasonably be expected to interfere with the current use, occupancy or operation thereof; (iii) neither the Company nor any of its Subsidiaries is currently participating in any discussions or negotiations regarding termination of any lease of the Leased Real Property (each, a “Real Property Lease”) prior to the scheduled expiration of such Real Property Lease; (iv) neither the Company nor any of its Subsidiaries has received written notice from any Governmental Authority that any portion of the Leased Real Property or any of the Improvements located thereon currently violates any Applicable Laws in any material respect, including those laws relating to zoning, building, land use, health and safety, fire, air, sanitation and noise control; and (v) to the knowledge of the Company, there are no condemnation or eminent domain proceedings pending or threatened against any of the Leased Real Property. Section 5.19 of the Company Disclosure Letter contains a true and complete list of all Leased Real Property.
     Section 5.20 Assets. The Company and its Subsidiaries have valid title to, or a valid and enforceable leasehold interest in, all material personal property owned, used or held for use by them. Neither the Company’s nor any of its Subsidiaries’ ownership of or leasehold interest in any such personal property is subject to any Liens, except for Permitted Liens that would not have a Material Adverse Effect on the Company.

     Section 5.21 Environmental Matters.
          (a) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company: (i) no notice, notification, demand, request for information, citation, summons or order has been received, no complaint has been filed, no penalty has been assessed, and as of the date of this Agreement, no investigation, action, claim, suit, proceeding or review (or any basis therefor) is pending or, to the knowledge of the Company, is threatened by any Governmental Authority or other Person relating to the Company or any Subsidiary and relating to or arising out of any Environmental Law, (ii) the Company and its Subsidiaries are and have been in compliance with all Environmental Laws and all Environmental Permits, (iii) there are no liabilities or obligations for remediation of Hazardous Substances of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise arising under or relating to any Environmental Law or Hazardous Substance and there is no condition, situation or set of circumstances that could reasonably be expected to result in or be the basis for any such liability or obligation , (iv) there has been no spill, discharge, leak, leaching, emission, migration, injection, disposal, escape, dumping, or release of any kind on, beneath, above, or into any property or facility now or previously owned or leased by the Company or any of its Subsidiaries or into the environment surrounding any now or previously owned property or facility of any Hazardous Substance, (v) during the term of Company’s or any Subsidiary’s ownership or operation of any facility or property now or previously owned or leased by the Company or any of its Subsidiaries, there are and have been no asbestos fibers or materials or polychlorinated biphenyls or underground storage tanks or related piping on or beneath any facility or property now or previously owned or leased by the Company or any of its Subsidiaries, and (vi) no material expenditure will be required in order for the Parent or Merger Subsidiary to comply with any Environmental Laws in effect at the time of the Closing in connection with the operation or continued operation of the Surviving Corporation or any facility or property now owned or operated by the Company in a manner consistent with the current operation thereof by the Company.
          (b) There has been no environmental investigation, environmental study, environmental audit, or Phase 1 or Phase 2 environmental site assessment in relation to the current or prior business of the Company or any of its Subsidiaries or environmental report relating to presence of Hazardous Substances in, on, or under any real property now or previously owned or leased by the Company or any of its Subsidiaries which is in the possession, custody or control of the Company or any of its Subsidiaries that has not been delivered or made available to Parent prior to the date of this Agreement or that has been conducted of which the Company or any of its Subsidiaries has knowledge and such knowledge has not been disclosed.
          (c) For purposes of this Section, the terms “Company” and “Subsidiaries” shall include any entity that is, in whole or in part, a predecessor of the Company or any of its Subsidiaries.
     Section 5.22 Antitakeover Statutes. The Company has taken all action necessary to exempt or exclude the Offer, the Merger, this Agreement and the transactions contemplated hereby from any Takeover Statute, and, accordingly, no Takeover Statute applies to any such transactions.

     Section 5.23 Foreign Operations and Export Control. The Company, each of its Subsidiaries, and each officer, director, employee, agent or other Person acting on behalf of the Company or any of its Subsidiaries, has at all times since December 31, 2003 acted:
          (a) pursuant to valid qualifications to do business in all jurisdictions outside the United States where such qualification is required by local law and the nature of the Company’s or a Subsidiary’s activities in such jurisdictions;
          (b) in compliance in all material respects with all applicable foreign laws relating to foreign investment and foreign exchange control;
          (c) without notice of violation in any material respect of and in compliance in all material respects with all relevant anti-boycott laws, regulations and guidelines, including Section 999 of the Code and the regulations and guidelines issued pursuant thereto and the Export Administration Regulations administered by the U.S. Department of Commerce, as amended from time to time, including all reporting requirements and is not a party to any agreement requiring it to participate in or cooperate with the Arab boycott of Israel, including any agreement to provide boycott-related information or to refuse to do any business with any person or entity for boycott-related reasons;
          (d) without notice of violation in any material respect of and in compliance in all material respects with any applicable export or reexport control or sanctions laws, orders or regulations of any and all applicable jurisdictions, including the United States, the European Union and member states thereof, and any other jurisdiction in which the Company or any of its Subsidiaries is established or from which it exports or reexports, including without limitation the Export Administration Regulations administered by the U.S. Department of Commerce and sanctions and embargo executive orders and regulations administered by the Office of Foreign Assets Control of the U.S. Treasury Department, as amended from time to time, and without notice of violation of and in compliance with any required export or reexport licenses or authorizations granted under such laws, regulations or orders;
          (e) without notice of violation of and in compliance with the requirements of the U.S. Foreign Corrupt Practices Act of 1977, as amended, any Applicable Law implementing the OECD Convention on Combating Bribery of Foreign Public Officials in International Business or other applicable conventions, and any other applicable anti-corruption law; and
          (f) without notice of violation in any material respect of and in compliance in all material respects with any and all applicable import laws, orders or regulations of any applicable jurisdiction, as amended from time to time, and without notice of violation of and in compliance with any required import permits, licenses, authorizations and general licenses granted under such laws, regulations or orders.
     Section 5.24 Opinion of Financial Advisor. The Company has received the opinion of J.P. Morgan Securities Inc., financial advisor to the Company, to the effect that, as of the date of such opinion, the consideration to be received in the Offer and the Merger, taken together and not separately, by the Company’s stockholders is fair to the Company’s stockholders from a financial point of view.

     Section 5.25 Finders’ Fees. Except for J.P. Morgan Securities Inc., a copy of whose engagement agreement has been made available to Parent prior to the date of this Agreement, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.
ARTICLE 6
REPRESENTATIONS AND WARRANTIES OF PARENT
     Parent represents and warrants to the Company that:
     Section 6.1 Corporate Existence and Power. Each of Parent and Merger Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate powers required to carry on its business as now conducted.
     Section 6.2 Corporate Authorization. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby are within the corporate powers of Parent and Merger Subsidiary and have been duly authorized by all necessary corporate action on the part of Parent and Merger Subsidiary. This Agreement constitutes a valid and binding agreement of each of Parent and Merger Subsidiary, enforceable against each of Parent and Merger Subsidiary in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity).
     Section 6.3 Governmental Authorization. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Authority, other than (i) the Required Governmental Authorizations and (ii) any actions or filings the absence of which would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on Parent or Merger Subsidiary.
     Section 6.4 Non-contravention. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the articles of incorporation or bylaws of Parent or Merger Subsidiary, (ii) assuming compliance with the matters referred to in Section 6.3, contravene, conflict with or result in a violation or breach of any provision of any Applicable Law, (iii) assuming compliance with the matters referred to in Section 6.3, require any consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, could become a default, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Parent or any of its Subsidiaries is entitled, under any provision of any agreement or other instrument binding upon Parent or any of its Subsidiaries or any license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of Parent and its Subsidiaries or (iv) result in the creation or imposition of any Lien on any asset of Parent or any of its Subsidiaries, except for such contraventions, conflicts and violations referred to in clause (ii) and for such failures to obtain any such consent or other action, defaults, terminations, cancellations, accelerations, changes, losses or Liens referred to in clauses (iii) and (iv) that would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on Parent or Merger Subsidiary.
     Section 6.5 Disclosure Documents.
          (a) The information with respect to Parent or any of its Subsidiaries that Parent furnishes to the Company in writing specifically for use in any Company Disclosure Document will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading (i) in the case of the Company Proxy Statement, as supplemented or amended, if applicable, at the time such Company Proxy Statement or any amendment or supplement thereto is first mailed to the stockholders of the Company and at the time such stockholders vote on approval of the Merger, and (ii) in the case of any Company Disclosure Document other than the Company Proxy Statement, at the time of the filing of such Company Disclosure Document or any supplement or amendment thereto and at the time of any distribution or dissemination thereof.
          (b) The Schedule TO, when filed, and the Offer Documents, when distributed or disseminated, will comply as to form in all material respects with the applicable requirements of the 1934 Act, and, at the time of such filing, at the time of such distribution or dissemination and at the time of consummation of the Offer, will not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading, provided that the representations and warranties contained in this Section 6.5 will not apply to statements or omissions included in the Schedule TO and/or the Offer Documents based upon information furnished in writing to Parent or Merger Subsidiary by the Company or its Subsidiaries specifically for use therein.
     Section 6.6 Finders’ Fees. Except for Thomas Weisel Partners, whose fees will be paid by Parent, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Parent who might be entitled to any fee or commission from the Company or any of its Affiliates upon consummation of the transactions contemplated by this Agreement.
     Section 6.7 Financing. Parent has sufficient cash for the payment of the aggregate Offer Price, the aggregate Merger Consideration and the consideration in respect of the Company Stock Options.
     Section 6.8 Litigation. As of the date of this Agreement, there is no Action pending or, to the knowledge of Parent, threatened, against Parent or any of its Subsidiaries before any Governmental Authority that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent or Merger Subsidiary, nor is there any Order outstanding against, or, to the knowledge of Parent, investigation by any Governmental Authority involving, Parent or any of its Subsidiaries that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent or Merger Subsidiary.
ARTICLE 7
COVENANTS OF THE COMPANY
     Section 7.1 Conduct of the Company. From the date of this Agreement until the earlier of the Acceptance Time or the termination of this Agreement, the Company shall, and shall cause each of its Subsidiaries to, conduct its business in the ordinary course consistent with past practice and in compliance with all material Applicable Laws and all material governmental authorizations, and use its commercially reasonable efforts to preserve intact its present business organization, maintain in effect all Company Permits, keep available the services of its directors, officers and employees and maintain satisfactory relationships with its customers, lenders, suppliers and others having material business relationships with it. Without limiting the generality of the foregoing and to the fullest extent permitted by Applicable Law, from the date of this Agreement until the earlier to occur of the Acceptance Time or the termination of this Agreement, except as set forth in Section 7.1 of the Company Disclosure Letter, or with Parent’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), or to the extent permitted or required by another Section of this Agreement, the Company shall not, and shall not permit any of its Subsidiaries to:
          (a) amend its articles of incorporation, bylaws or other similar organizational documents (whether by merger, consolidation or otherwise);
          (b) (i) split, combine or reclassify any shares of its capital stock, (ii) declare, set aside or pay any dividend or make any other distribution (whether in cash, stock, property or any combination thereof) in respect of any shares of its capital stock or other securities (other than dividends or distributions by any of its wholly-owned Subsidiaries), or (iii) redeem, repurchase, cancel or otherwise acquire or offer to redeem, repurchase, or otherwise acquire, any of its securities or any securities of any of its Subsidiaries, other than the cancellation of Company Stock Options in connection with the exercise thereof or the repurchase of Shares from former service providers pursuant to Company rights arising under the terminations of any such former service providers;
          (c) (i) issue, deliver or sell, or authorize the issuance, delivery or sale of, any shares of any Company Securities or Company Subsidiary Securities, other than the issuance of any shares of the Company Common Stock upon the exercise of Company Stock Options that are outstanding on the date of this Agreement in accordance with the terms of those options on the date of this Agreement or (ii) amend any term of any Company Security or any Company Subsidiary Security (in each case, whether by merger, consolidation or otherwise);
          (d) incur any capital expenditures or research and development expenditures (whether or not capitalized or expensed for financial accounting purposes) or any obligations or liabilities in respect thereof, except for those contemplated to be incurred for the third fiscal quarter of fiscal year 2009, which shall not exceed $3,625,000 in the aggregate and the fourth fiscal quarter of fiscal year 2009, which shall not exceed $3,375,000 in the aggregate;

          (e) (i) acquire (including by merger, consolidation, or acquisition of stock or assets) any equity interest in any corporation, partnership, other business organization or any division thereof, or any material amount of assets from any other Person, (ii) merge or consolidate with any other Person or (iii) adopt a plan of complete or partial liquidation, dissolution, recapitalization or restructuring;
          (f) sell, lease, license or otherwise dispose of any material Subsidiary or any material amount of assets, securities or property except (i) pursuant to an existing Material Contract or (ii) with respect to sale or license of the Company’s products, in the ordinary course consistent with past practice;
          (g) create or incur any Lien on any material asset other than Permitted Liens or any immaterial Lien incurred in the ordinary course of business consistent with past practices;
          (h) make any loan, advance or investment either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any Person, other than investments in its wholly-owned Subsidiaries or otherwise made in the ordinary course of business consistent with past practices, including advances to employees for business related expenses;
          (i) create, incur, assume, suffer to exist or otherwise be liable with respect to any Indebtedness except trade payables incurred in the ordinary course of business consistent with past practices;
          (j) (i) enter into any Contract that would have been a Company Material Contract were the Company or any of its Subsidiaries a party or subject thereto on the date of this Agreement other than (except with respect to any Contract that would have been a Company Material Contract pursuant to clause (xii) of Section 5.14) in the ordinary course consistent with past practices or (ii) terminate or amend in any material respect any such Contract or any Company Material Contract or waive any material right thereunder, other than in the ordinary course of business consistent with past practice;
          (k) terminate, suspend, abrogate, amend or modify in any material respect any Company Permit;
          (l) except as required by Applicable Laws or existing Employee Plans, (i) grant or increase any severance or termination pay to (or, subject to the provisions of Section 7.1(l)(v) below, amend any existing arrangement with) any of their respective directors, independent contractors, officers or employees, (ii) increase benefits payable under any severance or termination pay policies or employment agreements existing as of the date of this Agreement, (iii) other than agreements that are entered into in the ordinary course of business, are terminable at will and can be terminated without liability to the Company, enter into any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any of their respective directors, independent contractors, officers or employees, (iv) establish, adopt or amend any Employee Plan or any collective bargaining, bonus, profit sharing, thrift, pension, retirement, deferred compensation, severance, compensation, stock option, restricted stock or other benefit plan or arrangement covering any of their respective directors, independent contractors, officers or employees, or (v) materially increase the compensation, bonus or other benefits payable to any of their respective directors, independent contractors, officers or employees;
          (m) make any change in any method of accounting or accounting principles or practice, except for any such change required by reason of a concurrent change in GAAP or Regulation S-X under the 1934 Act, as approved by its independent public accountants;
          (n) settle, or offer or propose to settle (i) any litigation, investigation, arbitration, proceeding or other claim involving or against the Company or any of its Subsidiaries that is material to the Company and its Subsidiaries, taken as a whole or involving a payment by the Company or its Subsidiaries in excess of $50,000, (ii) any stockholder litigation or dispute against the Company or any of its officers or directors or (iii) any litigation, arbitration, proceeding or dispute that relates to the transactions contemplated hereby;
          (o) grant any license with respect to Company Intellectual Property other than non-exclusive licenses granted in the ordinary course of business consistent with past practices or take any action or omit to take any action that would reasonably be expected to cause any Company Intellectual Property used or held for use in its business to become invalidated, abandoned or dedicated to the public domain, except as would not reasonably be expected to have a Material Adverse Effect on the Company;
          (p) pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business and consistent with past practice;
          (q) fail to use reasonable efforts to maintain existing material insurance policies or comparable replacement policies to the extent available for a similar reasonable cost;
          (r) except as required by Applicable Law, (i) make or change any material Tax election or take or change any material position on any material Tax Return filed on or after the date of this Agreement, (ii) adopt or change any material accounting method that is inconsistent with elections made, positions taken or methods used in preparing or filing similar Tax Returns in prior periods, (iii) file any material amended Tax Returns or claims for material Tax refunds, (iv) enter into any closing agreement related to any material Tax or Tax asset, (v) surrender any material Tax claim, audit or assessment; (vi) surrender any right to claim a material Tax refund, offset or other reduction in Tax liability, (vii) consent to any extension or waiver of the limitations period applicable to any material Tax claim or assessment; (viii) settle or resolve any material Tax controversy or (ix) take or omit to take any other action, if any such action or omission would have the effect of materially increasing the Tax liability or reducing any Tax asset of the Company or any Subsidiary;
          (s) enter into any lease or sublease of real property (whether as lessor, sublessor, lessee or sublessee) or change, terminate or fail to exercise any right to renew any lease or sublease of real property; or
          (t) agree, resolve or commit to do any of the foregoing.

     Section 7.2 Stockholder Meeting, Proxy Material. The Company shall cause a meeting of its stockholders (the “Company Stockholders Meeting”) to be duly called and held as soon as reasonably practicable after the Acceptance Time (or, as applicable, the consummation of any Subsequent Offering Period) for the purpose of voting on the approval of the Merger, unless Nevada Law does not require a vote of stockholders of the Company for consummation of the Merger. Subject to Section 7.3, the Board of Directors shall recommend approval of the Merger by the Company’s stockholders. An Adverse Recommendation Change permitted by Section 7.3 will not constitute a breach by the Company of this Agreement. In connection with such meeting, the Company shall (i) promptly prepare and file with the SEC, use its reasonable best efforts to have cleared by the SEC and thereafter mail to its stockholders as promptly as practicable the Company Proxy Statement and all other proxy materials for such meeting, (ii) use its reasonable best efforts to obtain the Company Stockholder Approval and (iii) otherwise comply in all material respects with all legal requirements applicable to such meeting.
     Section 7.3 No Solicitation, Other Offers.
          (a) During the period beginning on the date of this Agreement and ending on the earlier to occur of (x) the Acceptance Time or (y) the date on which this Agreement is terminated in accordance with Section 11.1, subject to Section 7.3(b), the Company shall not, and shall cause its Subsidiaries not to, and shall direct and use all commercially reasonable efforts to cause its and their officers, directors, employees, investment bankers, attorneys, accountants, consultants and other agents, advisors or representatives (collectively, “Representatives”) not to, directly or indirectly, (i) solicit, initiate or take any action to facilitate or encourage the submission of any Acquisition Proposal, (ii) enter into, participate in or continue any discussions or negotiations with, furnish any information relating to the Company or any of its Subsidiaries or afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries to, otherwise cooperate with, or assist any Third Party with respect to an Acquisition Proposal or in a manner which would or would reasonably be expected to or facilitate the making of any Acquisition Proposal by any Third Party, (iii) fail to make, withdraw or modify in a manner adverse to Parent or publicly propose to withdraw or modify in a manner adverse to Parent the Company Board Recommendation, recommend, adopt or approve or publicly propose to recommend, adopt or approve an Acquisition Proposal (any of the foregoing in this clause (iii), an “Adverse Recommendation Change”), (iv) grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company or any of its Subsidiaries, or (v) enter into any agreement in principle, letter of intent, term sheet, merger agreement, acquisition agreement or other similar agreement constituting or relating to an Acquisition Proposal. Without limiting the foregoing, it is agreed that any violation of the restrictions on the Company set forth in this Section by any Representative of the Company or any of its Subsidiaries shall be a breach of this Section by the Company. The Company shall, and shall cause its Subsidiaries to, and shall instruct their respective Representatives to, cease immediately and terminate any and all existing activities, discussions or negotiations, if any, with any Third Party conducted prior to the date of this Agreement with respect to any Acquisition Proposal and shall instruct any such Third Party (or its agents or advisors) in possession of confidential information about the Company that was furnished by or on behalf of the Company to return or destroy all such information. The Company shall advise Parent of any Third Party who does not comply with such instructions. During the term of this Agreement, the Company shall not take any actions to make any

Takeover Statute (including any Nevada state takeover statute) or similar statute inapplicable to any Acquisition Proposal.
          (b) Notwithstanding Section 7.3(a), at any time prior to the Acceptance Time, the Board of Directors, directly or indirectly through advisors, agents or other intermediaries, may, subject to compliance with Section 7.3(c), (i) engage in negotiations or discussions with (including, as a part thereof, making any counterproposal or counteroffer to) any Third Party that, subject to the Company’s compliance with Section 7.3(a), has made after the date of this Agreement a Superior Proposal or an unsolicited bona fide Acquisition Proposal that the Board of Directors determines in good faith (after considering the advice of a financial advisor of nationally recognized reputation and outside legal counsel) could reasonably be expected to lead to a Superior Proposal, (ii) thereafter furnish to such Third Party nonpublic information relating to the Company or any of its Subsidiaries pursuant to a confidentiality agreement with such Third Party with terms no less favorable to the Company than those contained in the Confidentiality Agreement, provided that all such information (to the extent that such information has not been previously provided or made available to Parent) is provided or made available to Parent, as the case may be, prior to or substantially concurrently with the time it is provided or made available to such Third Party and (iii) make an Adverse Recommendation Change, but in each case referred to in the foregoing clauses (i) through (iii) only if the Board of Directors determines in good faith by a majority vote, after considering advice from outside legal counsel to the Company, that the failure to take such action would be inconsistent with its fiduciary duties under Applicable Law. Nothing contained herein shall prevent the Board of Directors from (x) taking and disclosing to the stockholders of the Company a position contemplated by Rule 14e-2(a) under the 1934 Act or complying with the requirements of Rule 14d-9 under the 1934 Act with regard to an Acquisition Proposal, or (y) disclosing information to the stockholders of the Company to the extent that the Board of Directors determines in good faith, after considering the advice of outside counsel to the Company, that the failure to disclose such information would be inconsistent with its fiduciary duties under Applicable Law, provided, that such requirement will in no way eliminate or modify the effect that any action pursuant to such requirement would otherwise have under this Agreement.
          (c) The Board of Directors shall not take any of the actions referred to in clauses (i) through (iii) of Section 7.3(b) unless the Company shall have delivered to Parent a prior written notice advising Parent that it intends to take such action, and the Company shall continue to advise Parent after taking such action of the status and terms of any discussions and negotiations with the Third Party. In addition, the Company shall notify Parent promptly (but in no event later than 24 hours) after receipt by the Company (or any of its Representatives) of any Acquisition Proposal, any inquiry or expression of interest by a Third Party regarding an Acquisition Proposal or of any request for information relating to the Company or any of its Subsidiaries or for access to the business, properties, assets, books or records of the Company or any of its Subsidiaries by any Third Party that could reasonably be expected to lead to an Acquisition Proposal, which notice shall be provided orally and in writing and shall identify the Third Party making, and the terms and conditions of, any such Acquisition Proposal, indication or request (including any changes thereto). The Company shall keep Parent fully informed, on a current basis, of the status and material details of any such Acquisition Proposal, indication or request (including any changes thereto) and shall promptly (but in no event later than 24 hours after receipt) provide to Parent copies of all correspondence and written materials sent or provided to the Company or any of its Subsidiaries that describes any terms or conditions of any Acquisition Proposal. Any material amendment to any Acquisition Proposal will be deemed to be a new Acquisition Proposal for purposes of the Company’s compliance with this Section 7.3(c).
          (d) As used in this Agreement, “Superior Proposal” means any bona fide, unsolicited written Acquisition Proposal for at least a majority of the outstanding Shares on terms that the Board of Directors determines in good faith by a majority vote, after considering the advice of a financial advisor of nationally recognized reputation and outside legal counsel and taking into account all the terms and conditions of the Acquisition Proposal, would result in a transaction (i) that if consummated, is more favorable to the Company’s stockholders from a financial point of view than as provided hereunder or, if applicable, any proposal by Parent to amend the terms of this Agreement taking into account all the terms and conditions of such proposal and this Agreement (including the expected timing and likelihood of consummation, taking into account any governmental and other approval requirements), and (ii) that is reasonably capable of being completed on the terms proposed, taking into account the identity of the person making the proposal, any approval requirements and all other financial (including the financing terms of such proposal), legal and other aspects of such proposal.
     Section 7.4 Access to Information, Confidentiality. From the date of this Agreement until the Acceptance Time and subject to Applicable Law, the Company shall, and shall cause its Subsidiaries to, upon reasonable notice and request, (i) give to Parent, its counsel, financial advisors, auditors and other authorized representatives reasonable access during normal business hours to its offices, properties, books and records, (ii) furnish to Parent, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such Persons may reasonably request and (iii) instruct its employees, counsel, financial advisors, auditors and other authorized representatives to cooperate with Parent in its investigation. Any investigation pursuant to this Section shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company and its Subsidiaries. Nothing contained in this Section 7.4 shall, prior to the Acceptance Time, require the Company to take any action that would, in the good faith judgment of the Company, constitute a waiver of the attorney-client or similar privilege or trade secret protection held by the Company or any of its Subsidiaries; provided, however, that the Company shall make a good faith effort to accommodate any request from Parent for access or information pursuant to this Section in a manner that does not result in such a waiver. All information furnished pursuant to this Section shall be subject to the Mutual Non-Disclosure Agreement, dated as of March 25, 2009, between Parent and the Company (as amended, the “Confidentiality Agreement”). No information or knowledge obtained by Parent in any investigation pursuant to this Section 7.4 shall affect or be deemed to modify any representation or warranty made by the Company hereunder. Notwithstanding anything to the contrary herein, Parent shall not have the right to perform any invasive testing on any Leased Real Property. Any access granted to Parent shall be subject to Company’s reasonable security measures.
     Section 7.5 Stockholder Litigation. The Company shall promptly notify Parent and give Parent the opportunity to participate in the defense or settlement of any Action brought by any stockholder of the Company against the Company and/or its directors relating to the transactions contemplated by this Agreement and no settlement of any such Action shall be agreed to without Parent’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).
     Section 7.6 Employee Plans. The Company shall timely and properly terminate the 401(k) plan (the “Company Tax Favored Savings Plan”) effective prior to the Effective Time. Distribution of benefits under the 401(k) plan shall be made contingent upon receipt of a favorable determination of qualification upon termination.
ARTICLE 8
COVENANTS OF PARENT
     Section 8.1 Obligations of Merger Subsidiary. Parent shall take all action necessary to cause Merger Subsidiary to perform its obligations under this Agreement and to consummate the Offer and the Merger on the terms and conditions set forth in this Agreement.
     Section 8.2 Voting of Shares. Parent shall vote (or cause to be voted) all Shares beneficially owned by it or any of its Subsidiaries in favor of approval of the Merger at the Company Stockholders Meeting, unless Nevada Law does not require a vote of stockholders of the Company for consummation of the Merger.
     Section 8.3 Director and Officer Liability. Parent shall cause the Surviving Corporation, and the Surviving Corporation hereby agrees, to do the following:
          (a) For six years after the Acceptance Time, Parent shall cause the Surviving Corporation to indemnify and hold harmless each current and former officer and director of the Company and its Subsidiaries (each an “Indemnified Person”) against any costs or expenses (including advancing attorneys’ fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Person to the fullest extent permitted by Applicable Law; provided, however, that such advance shall be conditioned upon the Surviving Corporation’s receipt of an undertaking by or on behalf of the Indemnified Person to repay such amount if it shall be ultimately determined by final judgment of a court of competent jurisdiction that the Indemnified Person is not entitled to be indemnified pursuant to this Section 8.3(a)), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, arbitration, proceeding or investigation in respect of or arising out of acts or omissions occurring or alleged to have occurred at or prior to the Effective Time to the fullest extent permitted by Nevada Law or any other Applicable Law or provided under the Company’s articles of incorporation and bylaws in effect on the date hereof; provided that such indemnification shall be subject to any limitation imposed from time to time under Applicable Law. In the event of any such action, Parent and the Surviving Corporation shall cooperate with the Indemnified Person in the defense of any such action.
          (b) For six years after the Acceptance Time, Parent shall cause the Surviving Corporation to provide officers’ and directors’ liability insurance (collectively, “D&O Insurance”) in respect of acts or omissions occurring prior to the Effective Time covering each Indemnified Person covered as of the date of this Agreement by the Company’s D&O Insurance policies on terms with respect to coverage and amount generally no less favorable than those of such policy in effect on the date of this Agreement (or a six-year prepaid “tail policy” on terms and conditions reasonably acceptable to Parent providing coverage benefits and terms no less favorable to the Indemnified Persons than the Company’s current such policy; for the avoidance of doubt, the Company may purchase such “tail policy” at its option prior to the Acceptance Time, and, in such case, Parent shall cause such policy to be in full force and effect for its full term and cause all obligations thereunder to be honored by the Surviving Corporation for its full term); provided that, in satisfying its obligation under this Section 8.3(b), the Surviving Corporation shall not be obligated to pay annual amounts in the aggregate in excess of 200% of the amount per annum the Company paid in its last full fiscal year (the “Annual Amount”), which amount the Company has disclosed to Parent prior to the date of this Agreement and provided further that, if the aggregate annual premiums of such insurance coverage exceed such Annual Amount, the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available, with respect to matters occurring prior to the Acceptance Time, for a cost not exceeding such Annual Amount.
          (c) If Parent, the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or the surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 8.3.
          (d) The rights of each Indemnified Person under this Section 8.3 shall be in addition to any rights such Person may have under the articles of incorporation or bylaws of the Company or any of its Subsidiaries, or under Nevada Law or any other Applicable Law or under any agreement of any Indemnified Person with the Company or any of its Subsidiaries. These rights shall survive consummation of the Merger and are intended to benefit, and shall be enforceable by, each Indemnified Person.
     Section 8.4 Employee Matters.
          (a) Parent shall cause to be provided to each individual who is employed by the Company and its Subsidiaries immediately prior to the Effective Time (other than those individuals covered by collective bargaining agreements) and who remain employed with the Surviving Corporation or any of Parent’s Subsidiaries (each an “Affected Employee”) employee benefits substantially similar in the aggregate, at Parent’s election, to (i) the benefits provided to the Affected Employee under the Employee Plans immediately prior to the Acceptance Time or (ii) the benefits provided by Parent under the plans and programs generally made available to similarly situated employees of Parent and its Subsidiaries. For purposes of this Section 8.4, the term “benefits” for the Company’s executive officers shall not include the Parent’s officers’ executive severance plan (or any successor thereto) or executive bonus plan (or any successor thereto). As of the Effective Time, Parent shall extend eligibility under the Parent 401(k) Plan to each Affected Employee under the terms of such plan. The Parent 401(k) Plan does not currently provide either matching or employer contributions.
          (b) With respect to any employee benefit plan in which any Affected Employee first becomes eligible to participate, on or after the Effective Time (the “New Company Plans”), Parent shall: (i) treat the Affected Employee’s service, to the extent recognized under the Employee Plans, and Employee Plan coverage with the Company or any of its Subsidiaries or predecessor companies as service and New Company Plan coverage with Parent for purposes of applying any and all pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to such Affected Employee under any health and welfare New Company Plans in which such Affected Employee may be eligible to participate after the Effective Time and (ii) recognize service, to the extent recognized under the Employee Plans, of Affected Employees accrued (or otherwise credited by the Company or its Subsidiaries) prior to the Effective Time for purposes of eligibility to participate and vesting (but not for the purposes of benefit accrual) under any New Company Plan in which such Affected Employees may be eligible to participate after the Effective Time, provided, however, that in no event shall any credit be given to the extent it would result in the duplication of benefits for the same period of service. Parent shall grant credit to Affected Employees for deductibles, co-payments and out-of-pocket expenses previously paid by the Affected Employees.
          (c) The parties hereto agree that no provision of this Agreement shall create any third party beneficiary rights in any person or organization (including without limitation employees or former employees of the Company, the Company’s Affiliates, any unions or other representatives of such employees or former employees, or trustees, administrators, participants, or beneficiaries of any Employee Plan) with respect to any benefits that may be provided, directly or indirectly, under any employee benefits plans and programs of the Company, the Company’s Affiliates, Parent or Merger Subsidiary.
ARTICLE 9
COVENANTS OF PARENT AND THE COMPANY
     Section 9.1 Commercially Reasonable Efforts.
          (a) Subject to the terms and conditions of this Agreement, the Company and Parent shall use their commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under Applicable Law to consummate the transactions contemplated by this Agreement, including (i) preparing and filing as promptly as practicable with any Governmental Authority or other third party all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents to consummate the transactions contemplated hereby, (ii) obtaining and maintaining all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any Governmental Authority or other third party that are necessary, proper or advisable to consummate the transactions contemplated by this Agreement, and (iii) defending any actions, suits, claims, investigations or proceedings threatened or commenced by any Governmental Authority relating to the transactions contemplated by this Agreement, including seeking to have any stay, temporary restraining order or preliminary injunction entered by any Governmental Authority vacated or reversed, and (iv) cooperating to the extent reasonable with the other parties hereto in their efforts to comply with their obligations under this Agreement. In the event that the other parties to any Real Property Lease conditions its grant of a consent, waiver or approval (including by threatening to exercise a “recapture” or other termination right) upon the payment of a consent fee, “profit sharing” payment or other consideration, including increased rent payments or other payments under the Real Property Lease, any such payment shall be deemed to be the responsibility of Parent for all purposes of and under this Agreement. Each of Parent and the Company will coordinate and cooperate fully with each other in exchanging between outside counsel such information and providing such assistance as the other party may reasonably request in connection with the foregoing and in seeking early termination of any waiting periods associated with any Required Governmental Authorizations.
          (b) In furtherance and not in limitation of the foregoing, each of Parent and the Company shall promptly make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the Offer, the Merger and the other transactions contemplated hereby (the “HSR Filings”) and all other filings (1) required under any applicable non-U.S. antitrust or competition laws (together with the HSR Filings, the “Antitrust Filings”) and (2) deemed advisable or appropriate under any other applicable competition, merger control, antitrust or similar law by Company and Parent with respect to the transactions contemplated hereby as promptly as practicable and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act or any other applicable competition, merger control, antitrust or similar law and to use their commercially reasonable efforts to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable.
          (c) Each of Parent and the Company shall promptly notify the other party of any communication it receives from any Governmental Authority relating to the matters that are the subject of this Agreement and permit outside counsel for the other party to review in advance any proposed communication by such party to any Governmental Authority and shall provide outside counsel for each other with copies of all correspondence, filings or communications between them or any of their representatives and any Governmental Authority. Neither Parent nor the Company shall agree to participate in any meeting with any Governmental Authority in respect of any such filings, investigation or other inquiry unless it consults with the other party in advance and, to the extent permitted by such Governmental Authority, gives the other party the opportunity to attend and participate at such meeting.
     Section 9.2 Certain Filings. The Company and Parent shall cooperate with one another (i) in connection with the preparation of the Company Disclosure Documents and the Offer Documents, (ii) in determining whether any action by or in respect of, or filing with, any Governmental Authority is required or advisable, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement and (iii) in taking such actions or making any such filings, furnishing information required in connection therewith or with the Company Disclosure Documents or the Offer Documents and seeking timely to obtain any such actions, consents, approvals or waivers.
     Section 9.3 Public Announcements. Except with respect to the announcement of any Adverse Recommendation Change in accordance with Section 7.3, Parent and the Company shall consult with each other before issuing any press release, making any other public statement or scheduling any press conference or conference call with investors or analysts with respect to this Agreement or the transactions contemplated hereby and, except as may be required by Applicable Law or any listing agreement with or rule of any national securities exchange or association, shall not issue any such press release, make any such other public statement or schedule any such press conference or conference call before such consultation.
     Section 9.4 Stock Exchange De-listing. Prior to the Effective Time, the Company shall cooperate with Parent and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under Applicable Laws and rules and policies of NASDAQ to enable the de-listing by the Surviving Corporation of the Company Common Stock from NASDAQ and the deregistration of the Company Common Stock under the 1934 Act as promptly as practicable after the Effective Time, and in any event no more than ten days after the Effective Time.
     Section 9.5 Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Subsidiary, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Subsidiary, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the transactions contemplated hereby.
     Section 9.6 Merger without Meeting of Stockholders. If, at any time after the Acceptance Time, Parent, Merger Subsidiary or any other Subsidiary of Parent shall collectively own at least the Requisite Short-Form Merger Shares, the parties shall take all necessary and appropriate action to cause the Merger to be effected as soon as practicable without a meeting of stockholders of the Company in accordance with Section 92A.180 of Nevada Law, including contributing or otherwise transferring any Shares owned by Parent or any other Subsidiary of Parent to Merger Subsidiary prior to the Merger.
     Section 9.7 Notices of Certain Events. Each of the Company and Parent shall promptly notify the other of:
          (a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;
          (b) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement;
          (c) any actions, suits, claims, investigations or proceedings commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting the Company or any of its Subsidiaries or Parent and any of its Subsidiaries, as the case may be, that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to any Section of this Agreement or that relate to the consummation of the transactions contemplated by this Agreement;
          (d) any inaccuracy of any representation or warranty contained in this Agreement at any time during the term of this Agreement that could reasonably be expected to give rise to a risk of termination set forth in Section 11.1(d)(ii)(B) or cause the condition set forth in paragraph (b)(iii) of Annex I not to be satisfied, as the case may be; and
          (e) any failure of that party to comply with or satisfy in any material respect any covenant or agreement to be complied with or satisfied by it hereunder;
provided, however, that the delivery of any notice pursuant to this Section 9.7 shall not limit or otherwise affect the remedies available hereunder to the party receiving that notice.
     Section 9.8 Takeover Statutes. If any Takeover Statute shall become applicable to the transactions contemplated hereby, each of the Company, Parent and Merger Subsidiary and the respective members of their boards of directors shall, to the extent permitted by Applicable Law, use reasonable best efforts to grant such approvals and take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated herein and otherwise act to eliminate or minimize the effects of such Takeover Statute on the transactions contemplated hereby.
ARTICLE 10
CONDITIONS TO THE MERGER
     Section 10.1 Conditions to the Obligations of Each Party. The obligations of the Company, Parent and Merger Subsidiary to consummate the Merger are subject to the satisfaction of the following conditions:
          (a) if required by Nevada Law, the Merger shall have been approved by the stockholders of the Company in accordance with Nevada Law; provided, that Parent shall have performed in all respects its obligations under Section 8.2;
          (b) no Applicable Law shall prohibit the consummation of the Merger; and
          (c) the Acceptance Time shall have occurred.
ARTICLE 11
TERMINATION
     Section 11.1 Termination. This Agreement may be terminated and the Offer and the Merger may be abandoned at any time prior to the Effective Time:
          (a) by mutual written agreement of the Company and Parent;
          (b) by either the Company or Parent, if:
     (i) the Acceptance Time shall not have occurred on or before September 8, 2009 (the “End Date”), provided, that the right to terminate this Agreement pursuant to this Section 11.1(b)(i) shall not be available to any party whose breach of any provision of this Agreement results in the failure of the Offer to be consummated on or before such time; or

     (ii) there shall be any Applicable Law that (A) makes acceptance for payment of, and payment for, the Shares pursuant to the Offer or consummation of the Merger illegal or otherwise prohibited or (B) enjoins Merger Subsidiary from accepting for payment of, or paying for, the Shares pursuant to the Offer or the Company or Parent from consummating the Merger and such injunction shall have become final and nonappealable;
          (c) by Parent, if, prior to the Acceptance Time:
     (i) (A) an Adverse Recommendation Change shall have occurred or (B) the Board of Directors shall have failed to publicly confirm the Company Board Recommendation within ten business days from the date a tender offer is first published or sent or given (within the meaning of Rule 14e-2(a) under the 1934 Act);
     (ii) the Company shall have breached or failed to perform any of its representations, warranties, covenants or agreements contained in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in clauses (iii), (iv) or (v) of paragraph (b) of Annex I and (B) is not cured by the Company by the earlier of (x) 30 days following receipt by the Company of written notice of such breach or failure and (y) the End Date; provided that, at the time of the delivery of such written notice, Parent shall not be in material breach of its obligations under this Agreement;
     (iii) the Company shall have intentionally and materially breached any of its obligations under Section 7.3; or
     (iv) there shall have occurred and be continuing as of or otherwise arisen before the expiration of the Offer any event, occurrence, revelation or development of a state of circumstances or facts which, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on the Company.
          (d) by the Company if:
     (i) the Board of Directors authorizes the Company, subject to complying with the terms of this Agreement, to enter into a written agreement concerning a Superior Proposal, provided, that the Company shall have paid any amounts due pursuant to Section 12.4(b) in accordance with the terms, and at the times, specified therein, and provided, further, that, prior to any such termination, (A) the Company notifies Parent in writing of its intention to terminate this Agreement and to enter into a binding written agreement concerning an Acquisition Proposal that constitutes a Superior Proposal, attaching the most current version of such agreement (or a description of all material terms and conditions thereof), and (B) Parent does not make, within three Business Days of receipt of such written notification, an offer that is at least as favorable to the stockholders of the Company as such Superior Proposal (it being understood that the Company shall not terminate this Agreement or enter into any such binding agreement during such three Business Day period, and that any amendment to the financial terms or other material terms of such Superior Proposal shall require a new written notification from the Company and an additional three Business Day period); or
     (ii) prior to the Acceptance Time, (A) Parent or Merger Subsidiary shall have breached or failed to perform in any material respect any of its covenants or obligations required to be performed by it under this Agreement prior to such time or (B) (I) any representation or warranty of Parent contained in this Agreement (other than those contained in Section 6.2 and Section 6.7) shall not be true and correct (disregarding all qualifications or limitations as to “materiality”, “Material Adverse Effect” and words of similar import set forth therein) as of the date of this Agreement and as of immediately prior to the Acceptance Time as though made as of such time (or, in the case of those representations and warranties that are made as of a particular date or period, as of such date or period), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have individually or in the aggregate, a Material Adverse Effect on Parent or Merger Subsidiary and (II) any representation or warranty of Parent contained in Section 6.2 and Section 6.7 (disregarding all qualifications or limitations as to “materiality”, “Material Adverse Effect” and words of similar import set forth therein) shall not be true and correct in all material respects as of the date of this Agreement and as of immediately prior to the Acceptance Time as though made as of such time (or, in the case of those representations and warranties that are made as of a particular date or period, as of such date or period) and, in either case under clause (A) or (B) is not cured by Parent or Merger Subsidiary by the earlier of (x) 30 days following receipt by Parent of written notice of such breach or failure and (y) the End Date, provided, at the time of the delivery of such written notice, the Company shall not be in material breach of its obligations under this Agreement.
The party desiring to terminate this Agreement pursuant to this Section 11.1 (other than pursuant to Section 11.1(a)) shall give notice of such termination to the other party.
     Section 11.2 Effect of Termination. If this Agreement is terminated pursuant to Section 11.1, this Agreement shall become void and of no effect without liability of any party (or any stockholder, director, officer, employee, agent, consultant or representative of such party) to the other party hereto (except as provided in Section 12.4(b)) provided that, if such termination shall result from fraud or the knowing and intentional breach by any party of any covenant or agreement contained herein, such party shall be fully liable for any and all liabilities and damages incurred or suffered by the other party as a result of such fraud or breach. The provisions of this Article 11 and Article 12 (other than Section 12.13) shall survive any termination hereof pursuant to Section 11.1.
ARTICLE 12
MISCELLANEOUS

     Section 12.1 Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given, if to Parent or Merger Subsidiary, to:
Ixia
26601 W. Agoura Road
Calabasas, CA 91302
Attention: President and Chief Executive Officer
Facsimile No.: 818-444-3100
     with a copy to:
Bryan Cave LLP
120 Broadway, Suite 300
Santa Monica, California 90401
Attention: Katherine F. Ashton
Facsimile No.: (310) 260-4154
     if to the Company, to:
Catapult Communications Corporation
160 South Whisman Road
Mountain View, California 94041
Attention: Richard A. Karp
Facsimile No: (650) 960-1029
     with a copy to:
Wilson Sonsini Goodrich & Rosati
650 Page Mill Road
Palo Alto, California 94304
Attention: Henry P. Massey, Jr.
Facsimile No.: (650) 493-6811
     and a copy to:
Wilson Sonsini Goodrich & Rosati
One Market Street, Spear Tower
San Francisco, California 94105
Attention: Robert T. Ishii
Facsimile No.: (415) 947-2099
or to such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day in the place of receipt.
     Section 12.2 Non-survival of Representations and Warranties. The representations and warranties contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time or, except as otherwise provided in Section 11.2, upon the termination of this Agreement.
     Section 12.3 Amendments and Waivers.
          (a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective, provided that, (i) after the Acceptance Time, (A) no amendment shall be made which decreases the Offer Price or the Merger Consideration and (B) no amendment or waiver on behalf of the Company shall be made without the approval of a majority of the Continuing Directors and (ii) after the Company Stockholder Approval there shall be no amendment or waiver that pursuant to Nevada Law requires further Company Stockholder Approval without their further approval.
          (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.
     Section 12.4 Expenses.
          (a) Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.
          (b) If a Payment Event (as hereinafter defined) occurs, the Company shall pay Parent (by wire transfer of immediately available funds), if, pursuant to clause (x) below, simultaneously with the occurrence of such Payment Event or, if pursuant to clause (y) below, within two Business Days following the consummation of the Acquisition Proposal referred to in such Payment Event, a fee equal to $2,800,000.00 (the “Termination Fee”).
               “Payment Event” means the termination of this Agreement pursuant to (x) Section 11.1(c)(i), Section 11.1(c)(iii) or Section 11.1(d)(i), or (y) Section 11.1(b)(i), but only if, in the case of clause (y), both (A) prior to such termination, an Acquisition Proposal shall have been made to the stockholders of the Company generally or shall have otherwise been publicly disclosed or proposed by a Third Party, and (B) within 12 months following the date of such termination, the Company consummates a transaction or enters into any contract or agreement in connection with a transaction described in the definition of “Acquisition Proposal” (provided, that for purposes of this definition only, all references to “15%” in the definition of “Acquisition Proposal” shall be deemed instead to be “50%”).

          (c) The Company acknowledges that the agreements contained in this Section 12.4 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, Parent and Merger Subsidiary would not enter into this Agreement. Accordingly, if the Company fails promptly to pay any amount due to Parent pursuant to this Section 12.4, it shall also pay any costs and expenses (including attorneys’ fees) incurred by Parent or Merger Subsidiary in connection with a legal action to enforce this Agreement that results in a judgment against the Company for such amount, together with interest on any amount of the Termination Fee at a rate per annum equal to 3% over the prime rate (as published in The Wall Street Journal) in effect on the date such payment should have been made. Notwithstanding anything to the contrary in this Agreement, each of the parties hereto acknowledge and agree on behalf of itself and its Affiliates that (i) the Termination Fee is not a penalty, but rather is liquidated damages in a reasonable amount that will compensate Parent and Merger Subsidiary in the circumstances in which the Termination Fee is payable for the efforts and resources expended and opportunity forgone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision, and (ii) in the event that the Termination Fee becomes payable and is paid by the Company pursuant to this Section 12.4, the right to receive the Termination Fee shall constitute each of Parent’s and Merger Subsidiary’s and each of their Affiliates’ and representatives’ sole and exclusive remedy.
     Section 12.5 Disclosure Letter References. Disclosure of any fact or item in any Section of the Company Disclosure Letter: (i) shall not be considered an admission by the disclosing party that such item or fact (or any non-disclosed item or information of comparable or greater significance) represents a material exception or fact, event or circumstance or that such item has had or would reasonably be expected to have a Material Adverse Effect on the Company or Parent, as the case may be, or that such item or fact will in fact exceed any applicable threshold limitation set forth in the Agreement and (ii) shall not be construed as an admission by the disclosing party of any non-compliance with, or violation of, any third party rights (including but not limited to any intellectual property rights) or any law, regulation, order, judgment or decree of any Governmental Authority, such disclosures having been made solely for the purposes of creating exceptions to the representations made herein or of disclosing any information required to be disclosed under the Agreement.
     Section 12.6 Binding Effect, Benefit, Assignment.
          (a) The provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Except for (i) following the Acceptance Time, (x) the rights of holders of Shares to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer or converted into cash pursuant to the Merger, and (y) the right of holders of Company Stock Options to receive the payments set forth in Section 3.4, (ii) the provisions of Section 8.3 and (iii) the right of the Company, on behalf of its stockholders, to pursue damages or equitable remedies in the event of Parent’s or Merger Subsidiary’s breach of this Agreement, no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns.

          (b) No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of each other party hereto, except that Parent or Merger Subsidiary may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to (i) one or more of their Affiliates at any time and (ii) after the Effective Time, to any Person, provided that such transfer or assignment shall not relieve Parent or Merger Subsidiary of its obligations hereunder, adversely affect the rights of holder of Shares to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer or converted into cash pursuant to the Merger, or enlarge, alter or change any obligation of any other party hereto or due to Parent or Merger Subsidiary.
     Section 12.7 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such state, except to the extent that Nevada Law mandatorily applies to the matters arising under or in connection with this Agreement.
     Section 12.8 Jurisdiction. The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in a federal court sitting in the State of Delaware or the Delaware Chancery Court, so long as one of such courts shall have subject matter jurisdiction over such suit, action or proceeding, and that any cause of action arising out of this Agreement shall be deemed to have arisen from a transaction of business in the State of Delaware, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 12.1 shall be deemed effective service of process on such party.
     Section 12.9 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
     Section 12.10 Counterparts, Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).
     Section 12.11 Entire Agreement. This Agreement and the Confidentiality Agreement constitute the entire agreement between the parties with respect to the subject matter thereof and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter thereof.
     Section 12.12 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.
     Section 12.13 Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any court specified in Section 12.8, in addition to any other remedy to which they are entitled at law or in equity.
(Signature page immediately follows.)

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

IXIA
By:	/s/ Atul Bhatnagar
	Name:	Atul Bhatnagar
	Title:	President and CEO

JOSIE ACQUISITION COMPANY
By:	/s/ Atul Bhatnagar
	Name:	Atul Bhatnagar
	Title:	President and CEO

CATAPULT COMMUNICATIONS CORPORATION
By:	/s/ Richard A. Karp
	Name:	Richard A. Karp
	Title:	Chief Executive Officer and Chairman of the Board

[Signature Page to Agreement and Plan of Merger]

ANNEX I
Conditions to the Offer
     Each capitalized term used in this Annex I but not otherwise defined herein shall have the meaning assigned to such term in the Agreement and Plan of Merger to which it is attached (the “Agreement”).
     Notwithstanding any other provision of the Agreement, Merger Subsidiary shall not be required to accept for payment or pay for any Shares, and, only after complying with any obligation to extend the expiration date of the Offer pursuant to Section 2.1(a) of the Agreement, may terminate the Offer, if:
          (a) prior to the expiration of the Offer, (i) the Minimum Condition shall not have been satisfied or (ii) the applicable waiting period (and any extension thereof) under the HSR Act shall not have expired or been terminated; or
          (b) at any time on or after the date of the Agreement and prior to the expiration of the Offer, any of the following conditions exists:
     (i) there shall be instituted or pending any action or proceeding by any Governmental Authority (A) challenging or seeking to make illegal, to delay materially or otherwise directly or indirectly to restrain or prohibit the making of the Offer, the acceptance for payment of or payment for some or all of the Shares by Parent or Merger Subsidiary or the consummation of the Merger, (B) seeking to restrain or prohibit Parent’s, Merger Subsidiary’s or any of Parent’s other Affiliates’ (x) ability effectively to exercise full rights of ownership of the Company Common Stock, including the right to vote any shares of Company Common Stock acquired or owned by Parent, Merger Subsidiary or any of Parent’s other Affiliates following the Effective Time on all matters properly presented to the Company’s stockholders or (y) ownership or operation (or that of its respective Subsidiaries or Affiliates) of all or any material portion of the business or assets of the Company and its Subsidiaries, taken as a whole, or of Parent and its Subsidiaries, taken as a whole, (C) seeking to compel Parent or any of its Subsidiaries or Affiliates to dispose of or hold separate all or any material portion of the business or assets of the Company and its Subsidiaries, taken as a whole, or of Parent and its Subsidiaries, taken as a whole or (D) that otherwise, in the reasonable judgment of Parent, is likely to have a Material Adverse Effect on the Company or Parent;
     (ii) any Applicable Law shall have been enacted, enforced, promulgated, issued or deemed applicable to the Offer or the Merger, by any Governmental Authority, other than the application of the waiting period provisions of the HSR Act or any other applicable competition, merger control, antitrust or similar Law to the Offer or the Merger, that would or is reasonably likely, directly or indirectly, to result in any of the consequences referred to in clauses (A) through (D) of clause (b)(i) above;

     (iii) (A) any representation or warranty of the Company contained in this Agreement (other than those contained in Sections 5.2, 5.5, 5.22, 5.24 and 5.25) shall not be true and correct (disregarding all qualifications or limitations as to “materiality”, “Material Adverse Effect” and words of similar import set forth therein) as of the date of this Agreement and as of immediately prior to the Acceptance Time as though made as of such time (or, in the case of those representations and warranties that are made as of a particular date or period, as of such date or period), except where the failure of such representations and warranties to be so true and correct has not had and would not reasonably be expected to have, individually or in the aggregate with other breaches, a Material Adverse Effect on the Company, and (B) any representation or warranty of the Company contained in Sections 5.2, 5.5, 5.22, 5.24 and 5.25 (disregarding all qualifications or limitations as to “materiality”, “Material Adverse Effect” and words of similar import set forth therein) shall not be true and correct in all material respects as of the date of this Agreement and as of immediately prior to the Acceptance Time as though made as of such time (or, in the case of those representations and warranties that are made as of a particular date or period, as of such date or period);
     (iv) the Company shall have breached or failed to perform in all material respects any of its covenants or obligations to be performed or complied with by it under the Agreement prior to such time;
     (v) the Company shall have failed to deliver to Parent a certificate signed by an executive officer of the Company dated as of the date on which the Offer expires certifying that the conditions specified in clauses (iii) and (iv) of this paragraph (b) do not exist;
     (vi) there shall have occurred and be continuing as of or otherwise arisen before the expiration of the Offer any event, occurrence, revelation or development of a state of circumstances or facts which, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on the Company;
     (vii) the Required Governmental Authorizations shall not have been obtained or shall not be in full force and effect; or
     (viii) the Agreement shall have been terminated in accordance with its terms.

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